UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)
Schedule 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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S&W SEED COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On April 10, 2015

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of S&W Seed Company, a Nevada corporation (the "Company"). The meeting will be held on April 10, 2015 at 11:00 a.m. Pacific time at the Company's corporate headquarters located at 7108 North Fresno Street, Suite 380, Fresno, California, for the following purpose:

Proposal No. 1: To consider and vote upon a proposal to approve the issuance of the Company's common stock pursuant to the terms of $27,000,000 principal amount of 8% Senior Secured Convertible Debentures Due 2017 and accompanying Common Stock Purchase Warrants, issued in a private placement that we closed on December 31, 2014, in each case, without giving effect to the conversion cap in such securities (as described below), which proposal we refer to as the "Share Issuance Proposal."

The substance of this matter and related information are more fully described in the proxy statement accompanying this Notice.

No other business may be conducted at the Special Meeting except as required by law.

Any action on the business described above may be considered at the time and on the date specified above or at any other time and date to which the Special Meeting may be properly adjourned or postponed.

Holders of record of the Company's common stock at the close of business on February 9, 2015 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. In accordance with Nevada law, if necessary to obtain a quorum or to obtain additional votes needed to win approval for the Share Issuance Proposal, the Company will adjourn the Special Meeting and announce a new time later in the day on April 10, 2015 to reconvene the Special Meeting, without need to renotice this Special Meeting, or the Company will fix a new record date and renotice the Special Meeting to be held on a date in the future.

You are invited to attend the Special Meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The proxy is revocable and will not affect your right to vote in person if you are a stockholder of record and attend the meeting. If your shares are held through an intermediary such as a broker or bank, you should present proof of your ownership as of the record date, such as a recent account statement reflecting your holdings as of the record date, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

A list of stockholders entitled to vote will be available at the meeting and during ordinary business hours for ten days prior to the meeting at our corporate offices, 7108 North Fresno Street, Suite 380, Fresno, CA 93720, for examination by any stockholder who is a stockholder as of the Record Date for any legally valid purpose related to the meeting.

The Company recommends that all stockholders consent to the Share Issuance Proposal, by marking the box is entitled "FOR" with respect to the Proposal and submitting your proxy card by one of the methods set forth in the proxy card that accompanies the Proxy Statement. If you sign and send in the proxy card but do not indicate how you want to vote as to the Proposal, your consent form will be treated as consent "FOR" the Share Issuance Proposal.

The Company encourages you to take an active role in the affairs of your company by either attending the Special Meeting in person and/or by executing and returning the enclosed proxy card.

To ensure your representation at the Special Meeting, please fill in, sign, date and return the attached proxy using the enclosed addressed envelope. By returning the enclosed proxy, you will not affect your right to revoke doing so in writing or to cast your vote in person should you later decide to attend the Special Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on April 10, 2015:

Rules adopted by the Securities and Exchange Commission allow companies to send stockholders a Notice of Internet Availability of proxy materials, rather than mail them full sets of proxy materials. For this Special Meeting, the Company has continued its practice of mailing full packages of materials to its stockholders. However the Company has made available on its website a set of the proxy materials, including this notice of meeting, the proxy statement and the form of proxy card. For your convenience, you can access those materials under "April 10, 2015 Special Meeting" on the Investors page of the Company's website at www.swseedco.com, but you will not be able to vote on that website.

By Order of the Board of Directors

President and Chief Executive Officer
Fresno, California
March 9, 2015

PROXY STATEMENT
FOR THE 2015 SPECIAL MEETING
OF STOCKHOLDERS OF S&W SEED COMPANY

At the Special Meeting, we are seeking stockholder approval for the issuance of shares underlying Debentures and Warrants we issued in a financing transaction (the "Financing Transaction"), the proceeds of which were used to fund our purchase of certain alfalfa-related assets (the "Acquisition") of Pioneer Hi-Bred International, Inc. ("DuPont Pioneer"), a subsidiary of E. I. du Pont de Nemours and Company ("DuPont"). This proxy statement provides certain required information regarding the Acquisition pursuant to Note A to Schedule 14A, which requires disclosure of certain information regarding an acquisition, even if approval of the acquisition is not sought, when the matter to be acted upon relates in some manner to that acquisition. Because the proceeds from the Financing that underlies the Share Issuance Proposal were used to fund the Acquisition, we have included additional disclosure in this proxy statement. However, we are not seeking stockholder approval for the Acquisition or the Financing Transaction, both of which closed on December 31, 2014 without the need to obtain stockholder approval under either Nevada law or the rules of The NASDAQ Stock Market.

i

INTRODUCTION

This proxy statement is furnished to the holders of common stock of S&W Seed Company, a Nevada corporation, in connection with the solicitation of proxies by management of S&W to be voted at a special meeting of stockholders on Friday, April 10, 2015, at 11:00 a.m. Pacific time, at our corporate headquarters located at 7108 North Fresno Street, Suite 380, Fresno, California and any adjournments or postponements thereof (the "Special Meeting"). In this document, the words "S&W, the "Company," "we," "us," "our" and "ours" refer only to S&W Seed Company and not to any other person or entity.

Our stockholders will be asked at the Special Meeting to consider and vote upon a resolution (in the form attached as Schedule I to this proxy statement) approving the issuance of shares of our common stock issuable in the future in connection with the possible conversion of up to $27,000,000 of 8% senior secured convertible debentures (the "Debentures") and upon exercise of 2,699,999 warrants (the "Warrants") issued to the holders of the Debentures (the "Debenture Private Placement" or the "Debenture Financing"), in each case, without giving effect to the conversion cap in such securities. Such approval will also provide our stockholders' consent to the issuance of additional shares of our common stock that we potentially could issue from time to time to service the debt obligation under the Debentures in lieu of cash payments of interest and debt amortization and for additional shares that potentially could be issuable pursuant to adjustments to the conversion price provided for in the Debentures. We refer to this proposal as the "Share Issuance Proposal."

On December 31, 2014, we consummated two private placements, pursuant to which we raised gross proceeds of $31,658,400. In addition to the $27,000,000 principal amount raised in the Debenture Private Placement noted above, we also raised an additional $4,658,400 in gross proceeds through the sale of common stock (the "Shares Private Placement"). The primary use of the net proceeds from these concurrent financing transactions was to finance the Acquisition, under the terms of which we purchase from DuPont Pioneer alfalfa production and research facility assets, as well as conventional (non-GMO) alfalfa germplasm. We discuss the Acquisition in greater detail later in this proxy statement.

The Special Meeting is being convened solely to obtain stockholder approval for the issuance of shares of our common stock that may, in the future, be issued pursuant to the terms of the Debentures and Warrants sold in the Debenture Private Placement. Because the net proceeds from the Debenture Private Placement were used to finance the Acquisition, this proxy statement includes certain disclosure that would be included in a proxy statement that sought approval of the Acquisition, except to the extent such disclosure is not material to a prudent judgment on the matter that we are asking you to approve. We are not seeking approval of the Acquisition, which was completed on December 31, 2014 without the need to obtain stockholder approval under state, federal or exchange rules or regulations.

We are soliciting proxies from our stockholders to be voted at the Special Meeting pursuant to this proxy statement in order to enable us to fulfill our obligation to the purchasers under the terms of the Debentures and Warrants. Without their investments, together with the Shares Private Placement, we would not have been able to consummate the Acquisition, a transaction we believe will be transformative in elevating our Company to rank among the most preeminent alfalfa seed companies in the world. We are asking for our stockholders support in this endeavor by providing the stockholder approval we are required to obtain.

Each stockholder is entitled to one vote for each share of our common stock owned as of the close of business on February 9, 2015, which is the record date for the purpose of determining the stockholders entitled to receive notice of and to vote at the Special Meeting.

We know of no specific matter to be brought before the Special Meeting that is not referred to in the Notice of Special Meeting of Stockholders dated March 9, 2015. If any such matter properly comes before the Special Meeting, the proxyholders will vote proxies in accordance with their judgment.

If we are unable to obtain stockholder approval, we will only be able to issue 1,036,594 of the shares potentially issuable pursuant to the Debentures and Warrants. Thus, we would be unable to comply with the contractually agreed upon terms of the Debenture Financing, namely, Debenture conversion and Warrant exercises above and beyond the initial 1,036,594 shares that we are able to issue without stockholder approval under the NASDAQ rules. This could trigger a default under the Debentures if we were ever unable to make the required payments on the Debentures in cash. The Debentures are secured obligations of our Company. If we are unable to make the required payments when due, the holders of the Debentures will have the rights to declare the unpaid total principal amount, accrued but unpaid interest and all other amounts due under the Debentures immediately due and payable, to foreclose any liens and security interests securing payment thereof and to exercise any of their other rights, powers and remedies under the Debentures, under any other transaction documents executed in connection with the Debenture Financing, or at law or in equity. In addition, such a default would also be deemed a default under our credit facilities with Wells Fargo Bank, National Association ("Wells Fargo"), as well as a default under the promissory note and related loan documents we executed in connection with the Acquisition. A default under the Debentures, the DuPont Pioneer secured promissory note and our credit facilities could have a material adverse effect on our ability to conduct our business or could force us to invoke legal measures to protect our business, including, but not limited to, filing for protection under the U.S. Bankruptcy Code. In addition, if we were to issue shares of our common stock pursuant to the Debentures and Warrants in excess of the 19.99% limitation set forth in NASDAQ Rules 5635(a) and 5635(d) without obtaining prior stockholder approval, our common stock would be subject to delisting from the NASDAQ Capital Market. Delisting would have a material adverse impact on our stockholders' ability to sell their shares and would likely cause a material decline in the trading price of our stock.

Until we obtain the needed approval, we will be required to serially seek stockholder approval on a quarterly basis, which will consume financial resources and divert management's attention from operating the business. Furthermore, although we presently do not intend to use shares to service the debt, without stockholder approval we will be unable to service a portion of the debt through the potential issuance of shares at such times as our management team believes that preserving cash for other purposes would be in our best interest.

For all of these reasons, the board of directors of S&W unanimously determined that the approval of the potential issuance of the shares pursuant to the Debenture Private Placement is in the best interests of the Company and our stockholders. The S&W Board unanimously recommends that you vote "FOR" the Share Issuance Proposal.

We are providing you with this proxy statement and related materials in connection with the solicitation of proxies by our management. This proxy statement and the accompanying proxy card are expected to be mailed to the stockholders of record as of February 9, 2015, commencing on or about March 11, 2015.

All properly executed written proxies and all properly completed proxies submitted by mail, facsimile or via the Internet, which are delivered pursuant to, and which appoint Mark Grewal, Matthew Szot and Debra Weiner as proxyholders in accordance with, this solicitation will be voted at the Special Meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Special Meeting. If no direction is provided in otherwise properly dated and signed proxies that are timely delivered, the proxyholders will vote the applicable shares "FOR" the Share Issuance Proposal.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please take time to vote by completing and mailing your proxy card or by following the voting instructions provided to you if your own your shares through a broker or other intermediary. If you do not receive instructions, you may request them from that broker or other intermediary.

SOURCES OF ADDITIONAL INFORMATION

If you have any questions about completing, signing, dating or delivering your proxy card or require assistance, please contact:

Georgeson, Inc.
480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310
Shareholders, Banks and Brokers Call Toll Free: (888) 624-7035

Please complete, sign, date and return your proxy card today.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING.

In addition to delivering printed versions of this proxy statement and the proxy card to all stockholders by mail, this proxy statement and the proxy card are also at our website at www.swseedco.com and through the Securities and Exchange Commission's Electronic Data-Gathering, Analysis and Retrieval online database, which we refer to as EDGAR, at www.sec.gov/edgar.

SUMMARY TERM SHEETS

The following is a summary of information contained elsewhere in this proxy statement. The summary is provided for convenience only and should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing or referred to elsewhere in this proxy statement.

The DuPont Pioneer Alfalfa Assets Acquisition Summary Term Sheet and Related Information

The Parties to the Acquisition:

S&W Seed Company is a Nevada corporation with its common stock traded on the NASDAQ Capital Market under the symbol "SANW." Our address is 7108 North Fresno Street, Suite 380, Fresno, CA 93720, and our telephone number is (559) 884-2535.

Founded in 1980, we are a global agricultural company, headquartered in the Central Valley of California. Our vision is to be the world's preferred proprietary seed company, supplying a range of forage and specialty crop products that support the growing global demand for animal proteins and healthier consumer diets. We are the global leader in alfalfa seed, with extensive research and development, production and distribution capabilities. Our capabilities span the world's alfalfa seed production regions with operations in the San Joaquin and Imperial Valleys of California, five other U.S. states, Australia, and three provinces in Canada, and we sell our seed products in more than 25 countries around the globe. Additionally, we are utilizing our research and breeding expertise to develop and produce stevia, the all-natural, zero calorie sweetener for the food and beverage industry.

We completed our initial public offering in fiscal 2010, and since then we have expanded certain pre-existing business initiatives and added new ones, including:

  increasing our farming acreage dedicated to alfalfa seed production by both acquisition of leased and purchased farmland and by increasing the number of acres under contract with growers in the Central and Imperial Valleys of California;
  teaming with Forage Genetics International, LLC and Monsanto Corporation to develop genetically modified organism alfalfa seeds, which we refer to as GMO, using our germplasm and Monsanto's genetically modified traits;
  developing stevia varieties in response to growing worldwide demand for the all-natural, zero calorie sweetener;
  acquiring the customer list of our primary international distributor of alfalfa seed;
  entering into the dormant germplasm market via the acquisition of a portfolio of dormant germplasm in August 2012;
  entering into production of non-GMO seed in the Imperial Valley, California by purchasing farmland and acquiring Imperial Valley Seeds, Inc., which we refer to as IVS, in October 2012;
  entering into production of non-GMO seed in Southern Australia by acquiring the dominant local producer, Seed Genetics International Pty Ltd, which we refer to as SGI, in April 2013; and
  acquiring alfalfa production and research facility assets and conventional (non-GMO) alfalfa germplasm, from Pioneer Hi-Bred International, Inc., or DuPont Pioneer, a subsidiary of E. I. du Pont de Nemours and Company.

We have omitted from this proxy statement detailed information about our company that would be required by Item 14 of Schedule 14A if we were filing a registration on Form S-4 in connection with an acquisition inasmuch as such information is not material to an informed voting decision of the Share Issuance Proposal. For more detailed information about us, see our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, our Quarterly Report on Form 10-Q for the period ended December 31, 2014 and other reports and filings we may make from time to time with the SEC, all of which are available at www.sec.gov.

Pioneer Hi-Bred International, Inc. is a subsidiary of E. I. du Pont de Nemours and Company. Its shares are not publicly traded. Its address is 7250 N.W. 62nd Avenue, Johnston, IA 50131 and its telephone number is (515) 535-3200.

See "Information About the DuPont Pioneer Alfalfa Business and Related Required Information" beginning on page 15.

The Transaction:

On December 31, 2014, we purchased from DuPont Pioneer alfalfa research and production assets, conventional (non-GMO) alfalfa germplasm and certain other assets (the "Purchased Assets"), as set forth in detail in the Asset Purchase and Sale Agreement (as amended, the "APSA") between the parties. We further agreed to assume certain liabilities related to, among other things, the Purchased Assets, as specifically agreed to in the APSA.

The agreements related to the Acquisition provide that both we and DuPont Pioneer will work towards obtaining the necessary consents from and agreements with third parties such that certain GMO alfalfa assets can be purchased from DuPont Pioneer by us. Pursuant to the terms of the APSA, if such consents and agreements are obtained before November 30, 2017 and subject to the satisfaction of other conditions specified in the APSA, we have committed to buy, and DuPont Pioneer has committed to sell, the GMO assets at a price of $7,000,000 on or before December 29, 2017.

See "DuPont Pioneer Alfalfa Assets Acquisition" beginning on page 38.

The Consideration:

Up to $42,000,000, consisting of the following:

(i) a cash payment at closing of $27,000,000; and

(ii) a three year secured promissory note (the "Note") payable us to DuPont Pioneer in the initial principal amount of $10,000,000 (issued at closing), and a potential earn-out payment (payable as an increase in the principal amount of the Note) of up to $5,000,000. The promissory note bears interest at 3% per annum (paid annually), matures on December 31, 2017 and is secured by certain of the Purchased Assets.

See "DuPont Pioneer Alfalfa Assets Acquisition" beginning on page 38.

Additional Agreements:

In connection with the purchase and sale of the Purchased Assets, the parties agreed to enter into a series of agreements, including, but not limited to, the various agreements required to effect the transfer of assets (including mortgages, assignment agreements and other transfer agreements), a distribution agreement, production services agreement, and a lease agreement pertaining to the use of alfalfa facilities in Connell, Washington.

See "DuPont Pioneer Alfalfa Assets Acquisition - The S&W/DuPont Pioneer Agreements" beginning on page 39.

Conditions to Closing:

In addition to customary closing conditions, the closing of the Acquisition was conditioned upon us securing financing sufficient to pay the $27,000,000 cash consideration due at closing. The net proceeds from the financing transactions discussed below provided the cash consideration for the closing of the Acquisition.

The Closing:

The parties closed the Acquisition on December 31, 2014. The consummation of the transaction did not require the approval of our stockholders, the stockholders of DuPont Pioneer or any regulatory approvals.

Relationship of the Parties:

Prior to the Acquisition, the parties had no formal relationship. The various agreements entered into between the parties in connection the Acquisition create on ongoing business relationship under the terms of which we will produce alfalfa seed for sale to DuPont Pioneer, which will continue to sell alfalfa seed as one of its product lines. We also have a landlord-tenant relationship under the lease agreement entered into in connection with the closing.

See "DuPont Pioneer Alfalfa Assets Acquisition - Relationship of the Parties" beginning on page 40.

Interests of Certain Persons in the Transactions:	None of the executive officers or directors of our company or DuPont Pioneer have any interest in the Acquisition.
Expenses of the Transaction:	Except as set forth in the APSA, all fees and expenses incurred in connection with the Acquisition are the obligation of the respective party incurring such fees and expenses.

The Financings

The Debenture Private Placement Summary Term Sheet

Securities Offered:	$27,000,000 of 8% Senior Secured Convertible Debentures (the "Debentures") convertible into our common stock and 2,699,999 Warrants. See "The Financing Transactions" beginning on page 41.
Use of Proceeds:	Primarily to fund the cash portion of the purchase price for the Acquisition, as well as for working capital and general corporate purposes.
Terms of the Debentures:

Following is a summary of certain significant terms of the Debentures. See "The Financing Transactions - Debentures" beginning on page 42 for a more detailed description of the terms of the Debentures.

Maturity	November 30, 2017, unless earlier converted or redeemed.
Interest	8% per annum, payable monthly beginning on February 2, 2015.
Seniority

Our payment obligations under the Debentures are secured by a security interest in substantially all of our assets, including (without limiting the generality of the foregoing) a first security interest on the intangibles (IP) purchased from DuPont Pioneer. However, generally, the Debenture obligations are subordinate to the senior rights in the collateral of Wells Fargo Bank, National Association ("Wells Fargo Bank") and DuPont Pioneer. The priorities and rights among our secured creditors are set forth in an Intercreditor and Subordination Agreement entered into on December 30, 2014 in connection with this Financing.

Conversion

Subject to a conversion cap prior to the date that stockholder approval is obtained, the holders of Debentures may elect to convert the Debentures into common stock at any time. The initial conversion price is $5.00, subject to customary adjustments for stock splits, reverse splits and similar events of recapitalization. If, on September 30, 2015, the conversion price of $5.00 exceeds the arithmetic average of the 10 lowest VWAPs of the common stock during the 20 consecutive trading days ending on the trading day that is immediately prior to September 30, 2015 the conversion price will adjust to that arithmetic average but in no event will the price be reset below $4.15 (as adjusted for any stock dividends, stock split, stock combination, reclassification or similar transaction occurring after December 30, 2014). We have a one-time optional forced conversion right, exercisable if specified conditions are satisfied.

Redemption

Beginning on July 1, 2015, we are required to make monthly payments of principal, payable in cash or any combination of cash or shares of our common stock at our option, provided that if we elect to make such payment in shares, all of the applicable equity conditions are satisfied or waived. The Debentures contain certain rights of acceleration and deferral at the holder's option in the event a principal payment is to be made in stock and contain certain limited acceleration rights of S&W, if we have elected to redeem in cash and provided certain conditions are satisfied. Prior to July 1, 2015, we have the right to redeem $5,000,000 in principal amount of the Debentures without a prepayment penalty. In addition, at our election, we have the right to increase the applicable monthly redemption payment to up to 200% of the original amount, provided that these accelerated payments are made in cash, that we will not, as a result of such cash payments, fail to comply with the financial covenants of our Wells Fargo credit facilities and, after any such payment, we will have at least $2,000,000 in cash deposits. Any other early redemptions are subject to prepayment penalties and other make whole provisions.

Terms of the Warrants:

Following is a summary of certain significant terms of the Warrants. See "The Financing Transactions - Common Stock Purchase Warrants" beginning on page 44 for a more detailed description of the terms of the Warrants.

Term	The Warrants are exercisable beginning June 30, 2015 and will be exercisable through June 30, 2020, unless earlier redeemed.
Exercise Price

The initial exercise price is $5.00 per share, subject to customary adjustment for stock splits, reverse stock splits and other events of recapitalization. If, on September 30, 2015, the exercise price then in effective exceeds the arithmetic average of the 10 lowest VWAPs of our common stock during the 20 consecutive trading days ending on the trading day that is immediately prior to September 30, 2015, then the exercise price for the Warrants will be reset to that arithmetic average, but in no event will the reset price fall below $4.15 (as adjusted for any stock dividends, stock split, stock combination, reclassification or similar transaction occurring after December 30, 2014). In addition, if we issue or are deemed to have issued securities at a price lower than the then applicable exercise price during the three year period ending December 31, 2017, the exercise price of the Warrants will adjust based on a weighted average anti-dilution formula ("down-round protection").

Consideration

The Warrants may be exercised for cash, provided that, if there is no effective registration statement available registering the exercise of the Warrants, the Warrants may be exercised on a cashless basis.

Redemption

At any time after June 30, 2015, we may redeem the outstanding Warrants upon 30 days' prior written notice for $0.25 per unexercised warrant, provided all equity conditions have been met, and provided further, that the closing price of our common stock has equaled or exceeded $12.00 (subject to adjustment) for at least 15 consecutive trading days.

Registration Rights:

We agreed to (i) file a Registration Statement no later than 30 days following closing of the financing (which we timely filed on January 30, 2015); (ii) respond to SEC comments within 18 days of receipt; and (iii) request acceleration within three business days of receiving confirmation from the SEC Staff that the review of the registration statement is complete (or there is to be no review) (our registration statement on Form S-3 was declared effective on February 20, 2015). We agreed to use reasonably commercial best efforts to cause the registration statement to be declared effective as soon as possible after the closing. We will be required to pay a 1% default payment in cash prorated during each month such obligations are not satisfied, up to three months as long as the Company is current in its fillings and the holders can use Rule 144 for resale of their shares.

Right of Participation

The investors have the right to participate for no less than 30% of any future public offering of the Company in excess of $5,000,000 in gross proceeds for two years after the closing of the financing.

Closing

The Debenture and Warrant Financing closed on December 31, 2014. We sold $27,000,000 principal amount of 8% Senior Secured Convertible Debentures Due November 30, 2017, together with Warrants to purchase an aggregate of 2,699,999 shares of our Common Stock.

Stockholder Approval

Under the terms of the Debentures and Warrants and pursuant to the corporate governance rules of The NASDAQ Stock Market, we are required to seek stockholder approval for the issuance of the shares of our common stock that may be issued from time to time upon conversion of the Debentures, exercise of the Warrants and for debt service on the Debentures. It is this requirement that has caused us to notice and call this Special Meeting.

There are a number of factors that could impact the number of shares that we potentially could issue pursuant to the Debentures and Warrants, including: (i) whether we redeem $5,000,000 in principal amount of the Debentures before July 1, 2015, which we currently expect to do upon the closing of the pending real property sales that we have publicly announced; (ii) whether the conversion price on the Debentures resets as of September 30, 2015 from the initial conversion price of $5.00 to as low as $4.15 pursuant to the ratchet provision in the Debentures, which adjusted price would be reset based upon our stock price on that day; and (iii) whether we make any monthly payments of interest or redemptions of principal with shares of our common stock (based on then-current stock prices) in lieu of cash payments, which is a determination that is solely within our discretion. We have notified the holders of the Debentures that we will make interest and redemption payments in cash unless and until we provide a subsequent notice changing that election.

Assuming we redeem the $5,000,000 in principal, the conversion price does not adjust on September 30, 2015, and we make no payments of interest or reduction of principal with shares, and further assuming all of the Warrants are exercised, we will ultimately issue 4,399,992 shares upon conversion of the Debentures and 2,699,999 shares upon exercise of the Warrants, for a total of 7,099,991 shares of our common stock. However, because the exact number of shares of our common stock that could potentially be issuable pursuant to the terms of the Debentures and Warrants cannot be determined as of the date of the Special Meeting, we are asking you, our stockholders, to approve, generally, the issuance of all of the shares potentially issuable upon conversion of and debt service on the Debentures and upon exercise of the Warrants.

(See "Proposal No. 1 - The Share Issuance Proposal, beginning on page 51.)

The Shares Private Placement Summary Term Sheet

Securities Offered:	1,294,000 shares of our common stock
Price:	$3.60 per share
Use of Proceeds:	To fund the balance of the cash consideration needed to close the Acquisition, as well as for working capital and general corporate purposes.
Registration Rights:

The shares sold in the Common Stock Private Placement are "registrable securities" under the registration rights agreement entered into with the holders of the Debentures and Warrants, and the shares have been included in the Form S-3 registration statement that was filed with the SEC on January 30, 2015.

Closing:	The Common Stock Private Placement closed on December 31, 2014. We sold 1,294,000 shares at $3.60 for gross proceeds of $4,658,400. These shares are not part of the Share Issuance Proposal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

What is this proxy statement? The Board of Directors has provided you with these proxy materials in connection with its solicitation of proxies by the Company to be voted at the Special Meeting. Please note that throughout these proxy materials we may refer to S&W Seed Company as "S&W," "the Company," "we," "us" or "our." These proxy materials are first being mailed to stockholders entitled to vote at the Special Meeting on or about March 11, 2015.

What is the purpose of the Special Meeting? At the Special Meeting, our stockholders will act upon the proposal described in these Proxy Materials: That is, you are being asked to consider a proposal to approve the possible future issuance of the Company's common stock upon conversion and exercise of Debentures and Warrants that were issued in a private placement that closed on December 31, 2014, as well as the possible issuance of additional shares of our common stock in lieu of cash payments to service the Debenture indebtedness, at our option and provided various conditions are satisfied.

Who Can Vote? Only holders of record of the common stock on February 9, 2015, which we refer to as the Record Date, will be entitled to attend and vote at the Special Meeting or any adjournment thereof. As of the Record Date, there were 12,961,475 shares of common stock issued, outstanding and entitled to vote. No other class of voting securities is outstanding on the date of mailing of this proxy statement. Each share of common stock has one vote per share.

How May You Vote? We have two kinds of stockholders - stockholders of record and beneficial stockholders. The ways in which you can vote will differ depending on whether you are a record holder or a beneficial holder.

For Stockholders of Record

If, on February 9, 2015, your shares were registered directly in your name with our transfer agent, Transfer Online, Inc., you are a stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares by returning the accompanying proxy card in the addressed, postage paid envelope provided, voting online on Transfer Online, Inc.'s website as indicated on the proxy card or voting in person at the Special Meeting. If you hold your shares directly in your own name, they will not be counted as shares present for the purposes of determining the presence of a quorum or be voted if you do not provide a proxy or attend the Special Meeting and vote the shares yourself. Whether or not you plan to attend the Special Meeting, please complete, date and sign the enclosed proxy card or vote online prior to the Special Meeting to ensure that your vote is counted.

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below.

You may attend the Special Meeting and vote your shares in person at the Special Meeting prior to the closing of the vote on any particular matter. You may also grant your proxy to vote through the Internet (see the instructions on the proxy card), or by returning a signed, dated and marked proxy card in the enclosed self-addressed, stamped envelope. Proxies that are sent to us and not voted in person at the Special Meeting must be received by us at least one day prior to the Special Meeting date, being April 9, 2015, in order to ensure that the votes will be counted.

For Beneficial Owners

If, on February 9, 2015, your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held "in street name," and these proxy materials are being forwarded to you by your broker, bank or other nominee holder (referred to herein as "broker"). It is the broker who is considered the stockholder of record for purposes of voting at the Special Meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares, and you may attend the Special Meeting. If your shares are held in street name, you will receive instructions from your broker that must be followed in order for the broker to vote the shares per your instructions.

Under stock market rules currently in effect, brokerage firms and nominees have the authority to vote their customers' unvoted shares on certain "routine" matters if the customers have not furnished voting instructions within a specified period prior to the Special Meeting. However, the Share Issuance Proposal to be voted upon at the Special Meeting is not considered a "routine" matter, and hence brokerage firms and nominees will not be able to vote the shares of customers from whom they have not received voting instructions. If your shares are held in street name, you must instruct your broker how to vote your shares or, on the substantive matters to come before the Special Meeting, your shares will not be voted.

Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (i) the broker has not received voting instructions from the beneficial owner of the shares and (ii) the broker lacks the authority to vote the shares at the broker's discretion. Broker non-votes will be counted as shares present and entitled to vote for the purposes of determining the presence of a quorum on each of the proposals to be voted on at the Special Meeting.

Proxies that are sent to us and not voted in person at the Special Meeting must be received by us at least one day prior to the Special Meeting date, being April 9, 2015, in order to ensure that the votes will be counted.

If you have voted prior to the Special Meeting but choose to attend the meeting and change your vote, you must follow the instructions in the next question.

May you change or revoke your vote? Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Special Meeting.

For Stockholders of Record

If you are a stockholder of record, you may change your vote by (i) filing with our Corporate Secretary, prior to your shares being voted at the Special Meeting, a written notice of revocation or another duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (ii) by attending the Special Meeting, revoking your proxy and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Special Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or the Inspector of Elections at the Special Meeting or should be sent so as to be delivered to our principal executive offices located at 7108 North Fresno Street, Fresno, CA 93720, directed to the attention of the Corporate Secretary. If mailing a notice of revocation, please provide sufficient time for the revocation to be received no later than April 9, 2015 to ensure that the revocation will be effective. You may also fax the notice of revocation to (559) 255-5457 or e-mail it to secretary@swseedco.com until 11:59 p.m. Pacific Time on April 9, 2015.

For Beneficial Owners

If you are a beneficial owner of shares held in street name, you may change your vote (i) by submitting new voting instructions to your broker, trustee or other nominee, or (ii) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Special Meeting and voting in person. Note that the same timing restrictions explained in the paragraph above relating to stockholders of record apply to beneficial owners desiring to revoke or change your votes. Please make sure that you plan for sufficient time for your street name holder to meet the time deadlines in the prior paragraph or your original votes will stand.

May you attend the Special Meeting and vote in person? Whether or not you have previously submitted your voting instructions by returning a dated and signed proxy card, voting online at the Transfer Online website or voting by telephone or over the Internet in accordance with your broker's procedures, you are cordially invited to attend the Special Meeting. Attendance at the Special Meeting does not revoke your previously submitted voting instructions. If you have previously voted but want to change your vote at the Special Meeting, you must follow the instructions provided in the prior question.

How will your shares be voted if you submit a proxy and do not make specific choices? If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the Share Issuance Proposal and in accordance with the discretion of the proxy holders upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

What information is contained in this proxy statement? The information in this proxy statement relates to the Share Issuance Proposal to be voted on at the Special Meeting, the voting process and other required information, including a detailed narrative of the Acquisition and the Financing Transactions that were consummated in order to pay the cash consideration for the Acquisition.

What proposals will be voted on at the Special Meeting? At the Special Meeting, stockholders will be asked to vote on only one proposal: A proposal to approve the issuance of the Company's common stock potentially issuable pursuant to the terms of Debentures and Warrants, which securities were previously issued in a private placement. We refer to this proposal as the "Share Issuance Proposal." We are not seeking approval of the Acquisition or the Financing Transactions.

What is the voting requirement to approve the Share Issuance Proposal, and how does the Board of Directors recommend that you vote? The affirmative vote of a majority of the shares present, represented and entitled to vote, excluding abstentions, on the proposal is required to approve this proposal (assuming a quorum is present in person or by proxy). If you vote to abstain, or if you fail to vote or fail to instruct your bank, broker, custodian or other record holder how to vote, it will have no effect on the voting outcome of this proposal. You may vote either "FOR," "AGAINST" or "ABSTAIN." The Board of Directors recommends that you vote your shares "FOR" the Share Issuance Proposal.

Why are we asking you to approve the Share Issuance Proposal? NASDAQ Listing Rule 5635(a) states: "Shareholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if: (1) where, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash: . . . the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities." Although we are not seeking stockholder approval of the Acquisition because the consideration therefor was cash and a secured promissory note rather than securities, because the net proceeds from the Debenture Financing and the Shares Private Placement were used to fund the cash portion of the Acquisition, we must comply with the stockholder approval requirement of Listing Rule 5635(a)(1).

In addition, NASDAQ Listing Rule 5635(d) requires that we obtain stockholder approval prior to the issuance of the Company's common stock in connection with certain non- public offerings involving the sale, issuance or potential issuance by us of our common stock equal to 20% or more of our common stock outstanding before the issuance, if the price per share is less than the greater of book value or market on the date of pricing. If the Debentures are fully converted and the Warrants are fully exercised, we will issue more than 20% of the number of shares we had outstanding on December 30, 2014, the date on which the definitive transaction documents were executed. Although the initial conversion price of the Debentures and initial exercise price of the Warrants were both fixed at $5.00, which exceeded the greater of book value and market value of our common stock on December 31, 2014, we could, potentially, issue shares pursuant to the Debentures and/or Warrants at lower prices if there is a decrease in the conversion price and/or warrant exercise price below that level or if, in the unlikely event we were to make interest payments or redemptions in shares at then-current stock prices, which could be less than the greater of book value or market on December 30, 2014. In addition, we contractually agreed to seek stockholder approval in connection with the sale of the Debentures and Warrants.

What constitutes a quorum? A quorum is the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock (as calculated on February 9, 2015). That means that at least 6,480,738 shares of common stock must be present at the Special Meeting in order to have a quorum and enable us to conduct the Special Meeting.

Who will count the votes? A representative from Transfer Online, Inc. will act as inspector of elections and will tabulate the votes. The inspector will separately tabulate "FOR" and "AGAINST" votes, abstentions and broker non-votes for the Share Issuance Proposal and any other matter than may properly come before the Special Meeting.

How are abstentions and broker non votes counted? Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. Under Nevada law, abstentions from voting and broker non-votes are not counted as votes cast and accordingly will have no effect upon the results.

Is your vote confidential? Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

  as necessary to meet applicable legal requirements;

  to allow for the accurate and efficient tabulation and certification of votes; and

  to facilitate a successful proxy solicitation.

How can you learn the results of the vote? We intend to announce preliminary voting results at the Special Meeting and will publish final results on a Current Report on Form 8-K within four business days following the Special Meeting.

Are any of the Company's officers and directors interested in matters to be acted upon? Our officers and directors do not have any interest in the matters to be acted upon at the Special Meeting.

Who is soliciting votes and who will bear the cost for this proxy solicitation? We are soliciting the votes and will bear all expenses of soliciting proxies. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners. Some of our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. In addition, we have engaged Georgeson, Inc. to assist in obtaining proxies by mail, facsimile or email from brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares for this Special Meeting. We have agreed to a fee of approximately $24,000, plus out-of-pocket expenses. Georgeson, Inc. may be contacted at (888) 624-7035.

What is "householding"? We may deliver a single proxy statement to an address shared by two or more of our stockholders. This method of delivery, known as "householding," permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders of record will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who wish to opt out of, or wish to begin, householding may contact us through one of the methods provided below.

What should you do if you receive more than one copy of proxy materials? If you received more than one copy of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the voting instructions on each voting instruction card that you receive to ensure that all of your shares are voted.

How may you access our proxy materials over the Internet? You may access this proxy statement on the Investors page of our website at www.swseedco.com by clicking on "April 10, 2015 Special Meeting."

May the meeting be adjourned or postponed? Under Nevada law, we are not required to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the board fixes a new record date for the adjourned meeting or the meeting date is adjourned to a date more than 60 days later than the date set for the original meeting, in which case a new record date must be fixed and notice given. Accordingly, if we do not have sufficient votes for a quorum or to approve the Share Issuance Proposal, it our intention to make an announcement at the Special Meeting of a new date for an adjourned or postponed meeting that is within the 60-day period permitted under Nevada law. Thereafter, if required, the S&W Board will fix a new record date and a new meeting date.

What is the mailing address for S&W Seed Company's principal executive offices? As of March 1, 2015, our new principal executive offices and our mailing address is 7108 North Fresno Street, Suite 380, Fresno, CA 93720. Any written requests for additional information, copies of these proxy materials or our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, notices of stockholder proposals, recommendations for candidates to the board of directors, communications to the board of directors or any other communications should be sent to this address.

Will S&W Seed Company's auditors be at the Special Meeting? Our auditors are M&K CPAS, PLLC. Representatives of M&K are not expected to be present at the Special Meeting and accordingly, will not make any statement nor will there be an opportunity to ask questions of a representative of M&K.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of revenue, margins, expenses, tax provisions, earnings, cash flows and other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding our ability to raise capital in the future; any statements concerning expected development, performance or market acceptance relating to our products or services or our ability to expand our grower or customer bases; any statements regarding future economic conditions or performance; any statements of expectation or belief; any statements regarding our ability to retain key employees; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are often identified by the use of words such as, but not limited to, "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "will," "plan," "project," "seek," "should," "target," "will," "would," and similar expressions or variations intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations about future events. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward- looking statements. Risks, uncertainties and assumptions include the following:

  whether we are successful in securing sufficient acreage to support the growth of our alfalfa seed business,

  the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations;

  trends and other factors affecting our financial condition or results of operations from period to period;

  the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products;

  the availability of sufficient labor during peak growing and harvesting seasons;

  the impact of pricing of other crops that may be influence what crops our growers elect to plant;

  our plans for expansion of our business (including through acquisitions) and our ability to successfully integrate acquisitions into our operations;

  whether we are successful in aligning expense levels to revenue changes;

  whether we are successful in monetizing our stevia business;

  the cost and other implications of pending or future legislation or court decisions and pending or future accounting pronouncements; and

  other risks that are described herein including but not limited to the items discussed in "Risk Factors" below, and that are otherwise described or updated from time to time in our Commission reports, including our Registration Statement on Form S-3 filed on January 30, 2015 and any amendments or supplements thereto, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

INFORMATION ABOUT THE DUPONT PIONEER ALFALFA BUSINESS AND RELATED REQUIRED INFORMATION

DESCRIPTION OF THE PIONEER ALFALFA BUSINESS

Overview

Pioneer Hi-Bred International, Inc. ("DuPont Pioneer") is a subsidiary of E. I. de Nemours & Company. In our December 31, 2014 acquisition, we purchased from DuPont Pioneer alfalfa seed research and production assets, which we refer to herein as the "DuPont Pioneer Alfalfa Business." We did not acquire any of DuPont Pioneer's sales and distribution assets or rights to the DuPont Pioneer brand. Following the Acquisition, DuPont Pioneer continues its ongoing business, including sales of DuPont Pioneer-branded alfalfa seed through its sales representative and dealer network. DuPont Pioneer will purchase alfalfa seed from us under a long-term distribution agreement discussed below. See "The Acquisition." Except where the context implies to the contrary, the following narrative describes the DuPont Pioneer Alfalfa Business that we operate following the Acquisition and not the ongoing alfalfa operations of DuPont Pioneer since the date of the Acquisition.

DuPont Pioneer's dormant alfalfa seed is well suited for areas where winter hardiness is required and is bred to help meet growers' needs in specific geographies for disease and pest resistance, forage quality and yield. To maintain its leadership each year, DuPont Pioneer historically introduced (on average) two to three new alfalfa varieties to the market, with approximately 20 varieties offered at any one time.

The DuPont Pioneer Alfalfa Business primarily conducts its breeding program at a research and development facility in Arlington, Wisconsin and its seed processing at a facility in Nampa, Idaho. The DuPont Pioneer Alfalfa Business contracts with growers to produce seed in western growing areas in the United States and Canada.

Products and Technologies

The primary focus of the breeding program of the DuPont Pioneer Alfalfa Business is to provide alfalfa seed of thoroughly tested, stable and hardy varieties for growers in North America. These same varieties are also sold in other areas of the world. DuPont Pioneer breeders historically have focused on producing "muscle"

characteristics - high yield, winter-hardiness and reliability - which are the characteristics that matter most to its customers. In addition, DuPont Pioneer has bred for customers' alfalfa needs in specific geographies and end markets including disease and pest resistance, high forage quality, improved standability and delayed harvest windows. Since we expect to be the principal supplier of DuPont Pioneer's alfalfa seed requirements for the foreseeable future, we plan to continue the breeding program substantially as it has been operated by DuPont Pioneer, with a focus on addressing customers' needs in specific growing regions and customer requests for the inclusion of specific plant characteristics.

DuPont Pioneer also incorporated certain genetically modified organism (GMO) into its germplasm to satisfy grower demand for the highest level of genetics. The integration of these traits allowed DuPont Pioneer to offer a diverse product line with a selection of varieties to meet varying needs across geographies and end markets. We did not acquire DuPont Pioneer's GMO alfalfa germplasm or related assets in the Acquisition. However, we are providing DuPont Pioneer with contract research and production services related to certain of its GMO traited alfalfa germplasm and, subject to the satisfaction of certain conditions, we may acquire certain GMO alfalfa germplasm varieties and other related assets from DuPont Pioneer in a subsequent acquisition, which, if the parties agree to proceed and all applicable conditions are satisfied, will close on or before December 29, 2017.

Research and Development

The DuPont Pioneer Alfalfa Business focuses its breeding program on fall-dormant alfalfa seed.

Germplasm. High reliability and diversity are key differentiators for DuPont Pioneer's alfalfa varieties. DuPont Pioneer's germplasm has been thoroughly tested over time, in a variety of environments and performs well in third party testing. The DuPont Pioneer Alfalfa Business has developed distinct lines of germplasm to meet a variety of customer needs including `muscle' high-yield performance, leafhopper resistance, root rot resistance, nematode resistance for the West and improved standability. The DuPont Pioneer Alfalfa Business targets germplasm development toward growing regions in North America where winter-hardiness is required, with high regional emphasis on relevant disease and pest resistance traits. This targeted germplasm development is applicable to international markets with similar climates and growing regions.

Breeding Program. The DuPont Pioneer alfalfa breeding program is based on classical plant breeding and focused on breeding for a broad set of high performance characteristics. The emphasis of the breeding program places emphasis on developing, selecting and characterizing potential parent plants for inclusion in synthetic varieties, typically synthesized with 50-100 parent plants and in selecting desirable characteristics based on phenotype and genotype. The program historically has created and put into testing 20-25 new synthetic varieties each year. The DuPont Pioneer employees who joined our company following the Acquisition will continue the work they were pursuing prior to the Acquisition.

Field Data. DuPont Pioneer historically took new alfalfa product candidates through a rigorous review process involving both greenhouse and field trials. The DuPont Pioneer Alfalfa Business performs a significant portion of its field testing internally, while also working closely with leading universities and research institutions to collect field-level data on the performance of selected seed varieties. Historically, DuPont Pioneer typically collected a minimum of three years of field data prior to commercially launching a new variety to growers. The field data was used to prove the efficacy of varieties internally as well as for its salesforce to position in comparison to other available seed varieties in the market. We expect to continue following a similar rigorous field testing process.

Pipeline. DuPont Pioneer historically introduced new seed varieties that it believed added value for the customer by having a measurable improvement in an agronomic trait that is key to alfalfa production or enhancing the efficiency of production, including yield, disease and pest resistance, forage quality and improved standability. On average, it required approximately six to 14 years to develop an improved seed variety for commercial launch. Once a product is launched, DuPont Pioneer's seed varieties typically have a five to nine year life in the market. Historically, the DuPont Pioneer alfalfa program has advanced approximately two to three new varieties to foundation seed production each year.

Facilities and Production

Research Facilities. DuPont Pioneer's alfalfa research scientists who joined our company are located at a facility in Arlington, Wisconsin. The Arlington location is a comprehensive research facility with a total of over 16,000 square feet including almost 8,000 square feet of greenhouse facilities. Scientists located in Arlington utilize the facility's capabilities to develop products year-round. We acquired the Arlington facility as part of the Acquisition.

The DuPont Pioneer Alfalfa Business also has several alfalfa research associates developing specialty products for the western North American market at a DuPont Pioneer-owned research facility in Connell, Washington. As part of the Acquisition, we leased a portion of the Connell facility from DuPont Pioneer, and the research associates became our employees.

Production Facility. The main alfalfa seed production facility for the DuPont Pioneer Alfalfa Business has over 80,000 square feet and is located in Nampa, Idaho. The Nampa facility conducts operations for field seed growing, conditioning, treatment and packaging, for foundation and commercial seed production for both conventional and traited alfalfa products. The Nampa facility has two commercial conditioning lines, a coating, treatment and packaging line and a full quality lab. We acquired the Nampa facility as part of the Acquisition, and in connection therewith, we have exclusive use of the coating lines, with its patented technology, for alfalfa conditioning.

Seed Production. The DuPont Pioneer Alfalfa Business utilized a contract grower model to produce alfalfa seed, which is the production model we will continue to employ. The DuPont Pioneer Business contracts acres primarily in Idaho, California, eastern Oregon and Washington as well as other western states and Alberta, Canada. Locations historically were chosen based on the attractiveness of the growing conditions for intended varieties, including the amount of rain, average temperature and soil types. Typical grower contracts for alfalfa have a term of two years with the DuPont Pioneer Alfalfa Business having an option to extend for an additional year. We acquired existing growers contracts in connection with the Acquisition.

Distribution and Sales

DuPont Pioneer Distribution Channel. The primary distribution channel for DuPont Pioneer's alfalfa seed has been through DuPont Pioneer's sales representatives and dealer network. We did not acquire any of DuPont Pioneer's sales and distribution assets or rights to the DuPont Pioneer brand in the Acquisition. Following the Acquisition, DuPont Pioneer is continuing to sell DuPont Pioneer-branded alfalfa seed through its sales representative and dealer network. Subject to certain exceptions, DuPont Pioneer will purchase alfalfa seed from us under a long-term distribution agreement discussed below.

End Customers. Alfalfa seed is used for the production of dry baled hay, ensiled haylage and pasture. The key end markets for alfalfa are livestock, dairy and commercial hay producers.

Intellectual Property

The DuPont Pioneer Alfalfa Business DuPont Pioneer has six U.S. patented plant varieties and four other varieties in the patent application or prosecution process. We acquired these patents and applications as part of the Acquisition.

Regulation

We acquired certain of the DuPont Pioneer Alfalfa Business' Plant Variety Protection, or PVP registrations in the U.S. and international markets as part of the Acquisition. DuPont Pioneer historically submitted varieties to the Association of Official Seed Certifying Agencies, or "AOSCA," for optional certification of products in the United States and required certification for international markets. In order to export seed, DuPont Pioneer followed procedures to grow and package traited seed for sensitive markets, as well as procedures for phytosanitary seed inspections, which procedures we will continue, as necessary for our operation of the DuPont Pioneer Alfalfa Business.

Legal Proceedings

There is no material outstanding litigation related to the DuPont Pioneer Alfalfa Business.

MARKET PRICE OF AND DIVIDENDS ON
THE DUPONT PIONEER ALFALFA BUSINESS

The Dupont Pioneer Alfalfa Business was a portion of a product line and related assets of Pioneer Hi-Bred International, Inc. As such, it had no separately traded securities and no stockholders. Pioneer Hi-Bred International, Inc. is a wholly-owned subsidiary of E. I. du Pont de Nemours & Company and is not publicly traded.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND ACCOUNTING DISCLOSURE

The DuPont Pioneer Alfalfa Business has historically been treated as a product line of DuPont Pioneer. As such, it has never separately engaged auditors to audit or review financial statements. PricewaterhouseCoopers, LLP, the independent registered public accountants for DuPont, Pioneer's parent, was engaged by DuPont Pioneer solely for the purpose of auditing the Special Purpose Combined Statements of Assets to be Sold and Liabilities to be Assumed at September 30, 2014 and December 31, 2013 and Special Purpose Combined Statements of Revenues and Direct Expenses for the Nine Months Ended September 30, 2014 and the Years Ended December 31, 2013 and 2012 of the DuPont Pioneer Alfalfa Business (the "Special Purpose Combined Financial Statements") in connection with the Acquisition, as permitted by the Staff of the SEC by letter dated September 23, 2014. There were no changes in or disagreements with PricewaterhouseCoopers on accounting and accounting disclosure with respect to such Special Purpose Combined Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF THE DUPONT PIONEER ALFALFA BUSINESS

Explanatory Note

The following Management's Discussion and Analysis of the alfalfa seed research and development and production business (the "DuPont Pioneer Alfalfa Business") of DuPont Pioneer is presented in this proxy statement pursuant to Note A to Schedule 14A in connection with other information pertaining to the Acquisition. Until consummation of the Acquisition, the Alfalfa Business was a component of DuPont Pioneer rather than a separate subsidiary or division. As previously noted, the Acquisition was completed on December 31, 2014 with no stockholder approval requirement under either federal or state or NASDAQ rules or regulations and thus is not a matter to come before our stockholders at the Special Meeting.

At our request, by letter dated September 23, 2014, we were given permission by the Staff of the SEC to provide Special Purpose Combined Financial Statements in lieu of full financial statements presentation. The Special Purpose Combined Financial Statements are presented in this proxy statement beginning on page 22. These Special Purpose Combined Financial Statements were audited by PricewaterhouseCoopers LLP.

Since we closed the Acquisition on December 31, 2014, these Special Purpose Combined Financial Statements reflect financial information for a business that we did not operate until January 1, 2015. Accordingly, our ability to provide management's insight into the historical financial condition and historical results of operations of the DuPont Pioneer Alfalfa Business is necessarily limited and primarily will be of a prospective nature. We reiterate as though fully set forth the cautionary statements about reliance upon forward looking information that appear on page 14 of this proxy statement in connection with the discussion below.

Since the acquisition date was December 31, 2014, the only activity impacting our Consolidated Statements of Operations for the periods ended December 31, 2014 were transactions expenses, and our Consolidated Balance Sheet as of December 31, 2014 reflects the impact of the Acquisition.

Overview

The DuPont Pioneer Alfalfa Business began with germplasm improvement work performed by Arnold-Thomas which began in 1958 when the predecessor entity to DuPont Pioneer formed a joint venture with Arnold-Thomas for alfalfa germplasm development. The predecessor entity to DuPont Pioneer acquired Arnold-Thomas in 1975, and DuPont acquired the predecessor entity in 1999.

DuPont Pioneer's dormant alfalfa seed that was purchased in the Acquisition is well suited for areas where winter hardiness is required and has historically been bred to help meet growers' needs in specific geographies for disease and pest resistance, forage quality and yield. To maintain its leadership each year, DuPont Pioneer historically introduced (on average) two to three new alfalfa varieties to the market, with approximately 20 varieties offered at any one time.

The DuPont Pioneer Alfalfa Business primarily historically conducted and will continue to conduct its breeding program at a research and development facility in Arlington, Wisconsin and its seed processing at a facility in Nampa, Idaho. We acquired these operations as part of the Acquisition.

The DuPont Pioneer Alfalfa Business historically utilized and will continue to utilize a contract grower model to produce alfalfa seed. At the time of the Acquisition, the DuPont Pioneer Alfalfa Business contracted acres primarily in Idaho, California, eastern Oregon and Washington, and to a lesser extent, in other western states and Alberta, Canada. We acquired growers' contracts as part of the Acquisition.

The DuPont Pioneer Alfalfa Business historically distributed alfalfa seed through the DuPont Pioneer sales representative and dealer network to more than 20 countries on five continents. Following the Acquisition, subject to certain exceptions, DuPont Pioneer is continuing to sell DuPont Pioneer-branded alfalfa seed through its sales representative and dealer network, purchasing its alfalfa seed from us under a long-term distribution agreement that expires in September 2024. Our sales to DuPont Pioneer will be concentrated in a period that generally runs from December through May.

Revenues and Direct Expenses for the Years Ended December 31, 2012 and 2013 and for the Nine Months Ended September 30, 2014

Revenue increased by $1,825,000, or 4%, for the year ended December 31, 2013 ("2013") compared to the year ended December 31, 2012 ("2012"). Revenue for the nine months ended September 30, 2014 (the "2014 Period") totaled $40,861,000. The acquisition of the Alfalfa Business is expected to materially contribute to our revenue immediately. In January 2015, we received a prepayment from DuPont Pioneer of approximately $22,000,000 for seed that will be sold later in our fiscal year ending June 30, 2015, with approximately an additional $4,000,000 to be paid in April 2015. We expect to generate revenue of approximately $26,000,000 from sales to DuPont Pioneer under the distribution and production agreements during our fiscal year ending June 30, 2015. We expect to generate revenue of approximately $40,000,000 from sales to DuPont Pioneer under the distribution and production agreements during our 2016 fiscal year. In addition to sales under the DuPont Pioneer distribution agreement, under the terms of which we became DuPont Pioneer's sole source of its conventional (non-GMO) dormant alfalfa seed (subject to specified exceptions), we also expect demand from other customers in the dormant regions of the United States, Canada, Europe and parts of Asia who require high yield dormant alfalfa seed, although we expect DuPont Pioneer to be our largest customer for dormant seed. These additional potential sources of revenue will be dependent upon our ability to secure additional contract production.

Direct costs of revenues declined marginally in 2013 compared to 2012, from $34,793,000 to $34,415,000. Direct costs of revenue for the 2014 Period totaled $31,724,000. Gross profit margins totaled 24% and 20% for 2013 and 2012, respectively. Gross profit margins totaled 22% for the 2014 Period.

Research and development expense increased marginally in 2013 compared to 2012, from $1,607,000 in 2012 to $1,648,000 in 2013. The research and development expense in the 2014 Period totaled $1,287,000. We expect research and development expenses to increase by approximately $1,700,000 per year ($425,000 per quarter) in future periods as a result of the Acquisition, which included certain alfalfa research and development assets of DuPont Pioneer.

Total direct expenses were $36,400,000 in 2012, $36,063,000 in 2013 and $33,011,000 for the 2014 Period. This item of expense expressly excludes costs not directly associated with producing the revenue from the Alfalfa Business (such as corporate, shared services and other indirect general & administrative costs) as well as interest income/expense and income taxes. Such additional items of expense, as well as depreciation expense and amortization expense, will be reflected in future periods in our consolidated financial statements.

Excess of revenue over direct expenses increased by approximately 22% between 2012 and 2013, from $7,316,000 in 2012 to $9,478,000 in 2013. The excess of revenue over direct expenses for the 2014 Period totaled $7,850,000.

Material Changes in the Historical Results of Operations, Liquidity, Cash Flows and Financial Resources Related to the Alfalfa Business as Acquired by S&W

Beginning in the third quarter of fiscal 2015, we expect quarterly Selling, General, and Administrative expenses to increase approximately $175,000 per quarter and depreciation expense and amortization expense to increase approximately $125,000 and $245,950, respectively, as compared to our historical results. Due to the limited nature of the financial statements that we were required to prepare for the Acquisition, we do not have sufficient financial information to provide the traditional analysis of the items set forth in the heading hereinabove. Thus, in lieu of such analysis, we have provided such qualitative information as we deem appropriate in light of the circumstances. Commencing with our Quarterly Report on Form 10-Q for the quarter ending March 31, 2015, traditional MD&A analysis of the Alfalfa Business will be presented in combination with the MD&A analysis regularly provided by us for our ongoing business.

The grower base acquired in recent Acquisition will be paid on a schedule similar to our historical North American grower base. The timing of collection of receivables from DuPont Pioneer is defined in the distribution agreement with DuPont Pioneer, and consists of three installment payments, one in each of our second, third and fourth fiscal quarters, respectively. As a result of the Acquisition, going forward we anticipate our working capital demands to be highest in second and third quarters due to the progressive payment schedule of our North American grower base.

FINANCIAL STATEMENTS OF
DUPONT PIONEER ALFALFA BUSINESS

INDEX
Special Purpose Audited Combined Financial Statements of DuPont Pioneer Alfalfa Business (A component of E. I. du Pont de Nemours and Company)	22
Independent Auditor's Report	23
Special Purpose Combined Statements of Assets to be Sold and Liabilities to be Assumed September 30, 2014 and December 31, 2013	25
Special Purpose Combined Statements of Revenues and Direct Expenses for the Nine Months Ended September 30, 2014 and Years Ended December 31, 2013 and 2012	26
Notes to the Special Purpose Combined Financial Statements September 30, 2014 and December 31, 2013	27

Note with respect to the presentation of financial statements of DuPont Pioneer Alfalfa Business, the full financial statements specified in Rule 3-05 of Regulation S-X are not presented because the Alfalfa Business has never been accounted for as a separate entity, subsidiary or division of DuPont or Pioneer. Stand-alone financial statements related to the DuPont Pioneer Alfalfa Business have never been prepared as neither DuPont Pioneer's nor DuPont's financial system is designed to provide complete financial information of the DuPont Pioneer Alfalfa Business. Therefore, such full financial statements and other financial information could not be provided without unreasonable effort and expense.

At our request, by letter dated September 23, 2014, we were given permission by the Staff of the SEC to provide Special Purpose Combined Financial Statements in lieu of full financial statements presentation. These Special Purpose Combined Financial Statements have been derived from the accounting records of DuPont Pioneer using its historical financial information and audited by PricewaterhouseCoopers LLP. DuPont Pioneer management has included allocations of certain warehousing overhead, distribution and selling costs that it believes are reasonable and appropriate. The Special Purpose Combined Financial Statements do not necessarily represent the assets to be sold or liabilities to be assumed or revenues and direct expenses as if the DuPont Pioneer Alfalfa Business had been operating as a separate, stand-alone entity during the periods presented.

We believe that the omission of the full financial statements and other financial information for the Acquisition will not have a material impact on your understanding of the financial results and condition and related trends of our company following the Acquisition.

PricewaterhouseCoopers LLP's awareness letter with respect to the inclusion of its report on the Special Purpose Combined Financial Statements in this proxy statement is attached as Exhibit A hereto.

Pro Forma Combined Financial Statements (unaudited)	31
Unaudited Pro Forma Combined Balance Sheet at September 30, 2014	32
Unaudited Pro Forma Combined Statements of Operations for the Three Months Ended September 30, 2014	33
Unaudited Pro Forma Combined Statements of Operations for the Year Ended June 30, 2014	34
Notes to Unaudited Pro Forma Combined Financial Statements June 30, 2014	35

DuPont Pioneer Alfalfa Business
(A component of E. I. du Pont de Nemours and Company)

SPECIAL PURPOSE COMBINED FINANCIAL STATEMENTS

September 30, 2014 and December 31, 2013

Independent Auditor's Report

To the Management of
E. I. du Pont de Nemours and Company

We have audited the accompanying special purpose combined statements of the Alfalfa business of Pioneer Hi-Bred International, Inc., a wholly-owned subsidiary of E. I. du Pont de Nemours and Company, which comprise the combined statements of assets to be sold and liabilities to be assumed as of September 30, 2014 and December 31, 2013, and the related special purpose combined statements of revenues and direct expenses for the nine months ended September 30, 2014 and for each of the two years in the period ended December 31, 2013.

Management's Responsibility for the Special Purpose Combined Financial Statements

Management is responsible for the preparation and fair presentation of the special purpose combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of special purpose combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the special purpose combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the special purpose combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the special purpose combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the special purpose combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the special purpose combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the special purpose combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

PricewaterhouseCoopers LLP, Two Commerce Square, 2001 Market Street, Philadelphia, PA 19103
T: (267) 330-3000, F: (267) 330-3300, www.pwc.com/us

Opinion

In our opinion, the special purpose combined financial statements referred to above present fairly, in all material respects, the assets to be sold and liabilities to be assumed of the Alfalfa business of Pioneer Hi-Bred International, Inc. at September 30, 2014 and December 31, 2013 and the revenues and direct expenses for the nine months ended September 30, 2014 and for each of the two years in the period ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying special purpose combined financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K of S&W Seed Company, as described in Note 1, and are not intended to be a complete presentation of the financial position or results of operations of the Alfalfa business of Pioneer Hi-Bred International, Inc. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

January 19, 2015

DuPont Pioneer Alfalfa Business
 (A component of E. I. du Pont de Nemours and Company)
 Special Purpose Combined Statements of Assets to be Sold and Liabilities to be Assumed
September 30, 2014 and December 31, 2013

(in thousands)

	September 30,	December 31,
	2014	2013

Assets to be sold
Current assets
Inventories	$ 18,586	$ 15,956
Total current assets	18,586	15,956
Plant, property and equipment, net	3,123	2,935
Intangible assets, net	1,142	1,142
Total assets to be sold	22,851	20,033
Liabilities to be assumed
Accrued grower compensation	15,248	7,072
Total liabilities to be assumed	15,248	7,072
Net assets acquired	$ 7,603	$ 12,961

The accompanying notes are integral to these special purpose combined financial statements.

DuPont Pioneer Alfalfa Business
 (A component of E. I. du Pont de Nemours and Company)
 Special Purpose Combined Statements of Revenues and Direct Expenses
Nine-Months Ended September 30, 2014 and
Years Ended December 31, 2013 and 2012

(in thousands)

	Nine Months	Year	Year
	Ended	Ended	Ended
	September 30,	December 31,	December 31,
	2014	2013	2012

Revenue	$ 40,861	$ 45,541	$ 43,716
Direct expenses
Direct costs of revenues	31,724	34,415	34,793
Research and development	1,287	1,648	1,607
Total direct expenses	33,011	36,063	36,400
Excess of revenues over
direct expenses	$ 7,850	$ 9,478	$ 7,316

The accompanying notes are integral to these special purpose combined financial statements.

DuPont Pioneer Alfalfa Business
 (A component of E. I. du Pont de Nemours and Company)
 Notes to Special Purpose Combined Financial Statements
September 30, 2014 and December 31, 2013

(in thousands)

1.    Description of Business and Basis of Presentation

Background and Description of Business

On December 19, 2014, Pioneer Hi-Bred International, Inc. ("Pioneer" or the "Company"), a wholly owned subsidiary of E. I. du Pont de Nemours and Company ("Parent"), entered into an asset purchase agreement with S&W Seed Company (the "Buyer" or "S&W") providing for the sale of assets of the alfalfa product line ("Alfalfa" or the "Business") of Pioneer. The sale was completed December 31, 2014 with a purchase price of $44 million. Additionally, the agreement includes a potential earn-out payment of up to $5 million based on sales of the acquired germplasm in the three year period following the closing.

Under the terms of the agreement between Pioneer and S&W ("the Asset Purchase Agreement"), the Buyer acquired assets which include the alfalfa current year work in process inventory and the related grower's compensation liability, germplasm, the Nampa, Idaho production facility and equipment and the Arlington, Wisconsin research facility and equipment. Alfalfa-related equipment from the Connell, Washington research facility is also included in the transaction. With the exception of the grower's compensation liability, no other liabilities, contingent or otherwise, were assumed by S&W.

Basis of Presentation

The Business has not been accounted for as a separate entity, subsidiary or division of Pioneer or its Parent. In addition, stand-alone financial statements related to the Business have never been prepared previously as the Parent's financial system is not designed to provide complete financial information of the Business. Therefore, it was not practical to provide the Buyer with full financial statements for the Business in accordance with Regulation S-X. Thus, special purpose combined statements of assets to be sold and liabilities to be assumed and statements of revenues and direct expenses (the "Special Purpose Combined Financial Statements") were prepared for the nine month period ended September 30, 2014, and for each of the two years ended December 31, 2013.

These Special Purpose Combined Financial Statements have been derived from the accounting records of Pioneer using its historical financial information. Management has included allocations of certain warehousing overhead, distribution and selling costs that it believes are reasonable and appropriate. The Special Purpose Combined Financial Statements do not necessarily represent the assets to be sold or liabilities to be assumed or revenues and direct expenses as if the Business had been operating as a separate, stand-alone entity during the periods presented. In addition, the Special Purpose Combined Financial Statements may not be indicative of the financial condition or results of operations of the Business going forward.

The Special Purpose Combined Financial Statements include the portion of Pioneer's subsidiaries involved in the Business, all of which are wholly owned by the Parent. All significant intercompany balances and transactions have been eliminated.

The financial information of Pioneer's foreign operations involved in the Business has been translated into U.S. dollars at the exchange rates as follows: (i) asset and liability accounts at end-of-period rates, and (ii) revenue and expense accounts at the average exchange rates in effect during the period.

DuPont Pioneer Alfalfa Business
 (A component of E. I. du Pont de Nemours and Company)
 Notes to Special Purpose Combined Financial Statements
September 30, 2014 and December 31, 2013

(in thousands)

Under the Parent's centralized cash management approach, generally all cash, investment, derivative and debt balances are handled centrally by the Parent's treasury function, and accordingly are not presented in these Special Purpose Combined Financial Statements. Historically Pioneer has not maintained separate financial records for the Business and, as such, it is impracticable for the Business to identify operating or financing cash flows associated with the Business.

The net sales included in the accompanying special purpose combined statements of revenues and direct expenses represent net sales directly attributable to the Business. The costs and expenses included in the accompanying special purpose combined statements of revenues and direct expenses include direct and allocated costs and expenses directly related to the Business.

The special purpose combined statements of revenues and direct expenses do not include costs not directly associated with producing the revenues from the Business (such as corporate, shared services and other indirect general & administrative costs) as well as interest income/expense and income taxes.

2.    Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Special Purpose Combined Financial Statements in accordance with United States ("U.S.") Generally Accepted Accounting Principles ("GAAP"), requires management to make estimates and assumptions that may affect the reported amounts of the assets sold, liabilities assumed, revenues, direct expenses and related disclosures during the reporting periods. Management bases its estimates on historical experience and various other assumptions it believes to be reasonable. Components of these Special Purpose Combined Financial Statements particularly subject to estimation include the allocation of shared warehouse overhead charges and certain distribution costs that have not historically been allocated down to the Business. Actual results may differ from management's assumptions.

Inventories

Inventory is valued at the lower of cost or market value on a first-in, first-out basis. Cost includes materials, field growing and harvesting costs, plant conditioning and packaging costs, and manufacturing overhead.

Property, Plant and Equipment (PP&E)

Property, plant and equipment is carried at cost and is depreciated using the straight-line method. Equipment and buildings are depreciated over useful lives ranging from 3 to 25 years and 10 to 35 years, respectively. When assets are surrendered, retired, sold or otherwise disposed of, their gross carrying values and related accumulated depreciation are removed from the accounts and included in determining gain or loss on such disposals.

Maintenance and repairs are charged to operating expenses; replacements and improvements are capitalized.

DuPont Pioneer Alfalfa Business
 (A component of E. I. du Pont de Nemours and Company)
 Notes to Special Purpose Combined Financial Statements
September 30, 2014 and December 31, 2013

(in thousands)

Intangibles Assets and Impairment

Intangible assets

The Business' germplasm is the pool of genetic source material and body of knowledge gained from the development and delivery stage of plant breeding.  The Company recognized germplasm as an indefinite lived intangible asset upon acquisition of the Company by DuPont. A portion of the Company's total germplasm was allocated to the Business.  This intangible asset is expected to contribute to cash flows beyond the foreseeable future and there are no legal, regulatory, contractual, or other factors which limit its useful life.

Impairment

Indefinite-lived intangible assets are tested for impairment at least annually; however, these tests are performed more frequently when events or changes in circumstances indicate that the asset may be impaired. Impairment exists when carrying value exceeds fair value. The Company's fair value methodology is based on prices of similar assets or other valuation methodologies including discounted cash flow techniques.

There were no impairment losses recognized during the nine months ended September 30, 2014 and each of the two years ended December 31, 2013.

Accrued Grower Compensation

The Business contracts with growers (farmers) to produce commercial alfalfa seed using Pioneer germplasm (parent seed supplied by Pioneer). The growers are compensated for the number of pounds of alfalfa seed harvested that meets specific standards. This compensation is accrued for when the growers deliver the alfalfa seed to the Business.

Revenue Recognition

The Company recognizes revenue when the earnings process is complete.  Revenue for product sales is recognized upon delivery, when title and risk of loss have been transferred, collectability is reasonably assured and pricing is fixed or determinable.  Estimates are made for sales returns and other allowances based on the Business' experience.  Amounts to be billed to customers for shipping and handling fees are included in net sales and costs incurred by the Business for the delivery of goods are classified as direct costs of revenues.

Direct Cost of Revenues

Direct cost of revenues includes direct variable and fixed production costs, inventory write-downs net of proceeds received for inventory discarded, as well as an allocation of costs associated with the Business' warehouse overheard charges and certain distribution and selling costs. The allocations were based upon a variety of measures such as inventory costs and square footage.

Research and Development

Research and development costs are expensed as incurred.  Research and development expenses include costs (primarily consisting of employee costs, materials, contract services, research agreements, and other external spend) relating to the discovery and development of new products, enhancement of existing products and regulatory approval of new and existing products.

DuPont Pioneer Alfalfa Business
 (A component of E. I. du Pont de Nemours and Company)
 Notes to Special Purpose Combined Financial Statements
September 30, 2014 and December 31, 2013

(in thousands)

3.    Property, Plant and Equipment

Property, plant and equipment consist of the following:

	September 30,	December 31,
	2014	2013

Land	$ 673	$ 673
Buildings	2,017	1,896
Machinery and equipment	6,751	6,409
Total cost	9,441	8,978
Less: Accumulated depreciation	(6,318)	(6,043)
	$ 3,123	$ 2,935

Depreciation expense for property, plant and equipment for the nine months ended September 30, 2014 was $216 and $262 and $247 for the years ended December 31, 2013 and 2012, respectively.

4.    Subsequent Events

The Business has evaluated subsequent events after the balance sheet date through January 19, 2015, which is the date the Special Purpose Combined Financial Statements were available to be issued.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

S&W Seed Company
Unaudited Pro Forma Combined Financial Statements

On December 31, 2014, S&W Seed Company ("the Company or S&W") purchased certain alfalfa research and production facility and conventional (non- GMO) alfalfa germplasm assets (and assumed certain related liabilities) of Pioneer Hi-Bred International, Inc. ("DuPont Pioneer") (the "Pioneer Acquisition").

The following unaudited pro forma combined financial information gives effect to the Pioneer Acquisition and is provided for informational purposes only. The unaudited pro forma combined financial information was based on and should be read in conjunction with the (i) historical consolidated financial statements of S&W included in its Annual Report on Form 10-K for the year ended June 30, 2014; (ii) the historical consolidated financial statements of S&W for the three months ended September 30, 2014 included in its Form 10-Q; (iii) and the audited special purpose combined financial statements of the DuPont Pioneer alfalfa business for the nine months ended September 30, 2014 and years ended December 31, 2013 and 2012, respectively.

The unaudited pro forma combined consolidated balance sheet as of September 30, 2014, and the unaudited pro forma combined statements of operations for the year ended June 30, 2014 and three months ended September 30, 2014, are presented herein. The unaudited pro forma combined balance sheet gives effect to the Pioneer Acquisition as if it had been completed on September 30, 2014, and combines the unaudited consolidated balance sheet of S&W and DuPont Pioneer's audited special purpose combined statement of assets to be sold and liabilities to be assumed. The unaudited pro forma combined statements of operations for the year ended June 30, 2014 and three months ended September 30, 2014 give effect to the Pioneer Acquisition as if it had occurred on July 1, 2013.

S&W's fiscal year ended June 30, 2014 and DuPont Pioneer's historical fiscal year was December 31, 2013. The unaudited pro forma combined statements of operations for the year ended June 30, 2014 were prepared using the historical statements of operations of S&W and the special purpose combined statement of revenues and direct expenses of DuPont Pioneer's alfalfa business for the nine months ended September 30, 2014 and year ended December 31, 2013. The DuPont Pioneer alfalfa business's audited results for the year ended December 31, 2013 were adjusted to exclude the six months ended June 30, 2013 and to include the six months ended June 30, 2014 to recast twelve months of operations ending June 30, 2014. The unaudited pro forma combined statements of operations for the three months ended September 30, 2014 were prepared using the historical statements of operations of S&W and DuPont Pioneer alfalfa business's special purpose combined statement of revenues and direct expenses for the nine months ended September 30, 2014. The DuPont Pioneer alfalfa business's audited results for the nine months ended September 30, 2014 were adjusted to exclude the six months ended June 30, 2014 to reflect three months of operations ending September 30, 2014.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisitions, are factually supportable and are expected to have a continuing impact on the combined results. The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements, and is not necessarily indicative of the combined results of operations or financial condition had the acquisitions been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future results of operations or financial position of the combined company. The pro forma adjustments are based on preliminary estimates of the fair values of assets acquired and liabilities assumed and information available as of the date of this Current Report on Form 8-K/A. Actual results may differ from the amounts reflected in the unaudited pro forma combined financial statements, and the differences may be material.

S&W SEED COMPANY
(A NEVADA CORPORATION)
Unaudited Pro Forma Combined Balance Sheet
As of September 30, 2014

	Historical		Pro Forma Adjustments
	S&W Seed					Pro Forma
	Company	Pioneer	Acquisition	Financing	Notes	Combined
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,314,780	$-	$(27,762,112)	$29,127,448	(a),(b),(g),(j)	$3,680,116
Accounts receivable, net	21,492,373	-	-	-		21,492,373
Inventories, net	29,050,403	18,586,000	2,933,376	-	(c)	50,569,779
Prepaid expenses and other current assets	384,131	-	-	-		384,131
Deferred tax asset	1,293,747	-	-	-		1,293,747
TOTAL CURRENT ASSETS	54,535,434	18,586,000	(24,828,736)	29,127,448		77,420,146

Property, plant and equipment, net of accumulated depreciation	10,400,311	3,123,000	3,586,265	-	(d)	17,109,576
Goodwill	4,678,818	-	10,447,735	-	(e)	15,126,553
Other intangibles, net	13,633,946	1,142,000	20,901,000	-	(f)	35,676,946
Crop production costs, net	2,671,114	-	-	-		2,671,114
Deferred tax asset - long term	1,960,042	-	-	-		1,960,042
Debt issuance costs	-	-	-	1,726,543	(g)	1,726,543
Other asset - long term	359,507	-	-	-		359,507
TOTAL ASSETS	$88,239,172	$22,851,000	$10,106,264	$30,853,991		$152,050,427

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$13,439,282	$15,248,000	$6,271,376	$-	(c)	$34,958,658
Accounts payable - related parties	2,526,426	-	-	-		2,526,426
Accrued expenses and other current liabilities	462,697	-	-	-		462,697
Foreign exchange contract liabilities	65,768	-	-	-		65,768
Working capital lines of credit	17,334,726	-	-	-		17,334,726
Current portion of convertible notes	-	-	-	4,655,172	(g)	4,655,172
Current portion of long-term debt	212,606	-	-	-		212,606
TOTAL CURRENT LIABILITIES	34,041,505	15,248,000	6,271,376	4,655,172		60,216,053

Non-compete payment obligation, less current portion	150,000	-	-	-		150,000
Contingent consideration obligation	-	-	2,200,000	-	(h)	2,200,000
Long-term debt, less current portion	4,437,098	-	10,000,000	-	(i)	14,437,098
Convertible notes non-current, net of discount of $4,862,000	-	-	-	17,482,828	(g)	17,482,828
Derivative warrant liabilities	-	-	-	4,862,000	(g)	4,862,000
Deferred tax liability - non-current	98,892	-	-	-		98,892
Other non-current liabilities	21,722	-	-	-		21,722

TOTAL LIABILITIES	38,749,217	15,248,000	18,471,376	27,000,000		99,468,593

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized;
no shares issued and outstanding	-	-	-	-		-
Common stock, $0.001 par value; 50,000,000 shares authorized;
11,674,447 issued and 11,649,447 outstanding at September 30, 2014	11,675	-	-	1,294	(j)	12,969
Treasury stock, at cost, 25,000 shares at September 30, 2014	(134,196)	-	-	-		(134,196)
Additional paid-in capital	55,313,934	-	-	4,235,649	(j)	59,549,583
Retained earnings (deficit)	(2,690,659)	-	(762,112)	(382,952)	(b)	(3,835,723)
Other comprehensive loss	(3,010,799)	-	-	-		(3,010,799)
TOTAL STOCKHOLDERS' EQUITY	49,489,955	-	(762,112)	3,853,991		52,581,834
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$88,239,172	$15,248,000	$17,709,264	$30,853,991		$152,050,427

S&W SEED COMPANY
(A NEVADA CORPORATION)
Unaudited Pro Forma Combined Statement of Operations
For the Three Months Ended September 30, 2014

	Historical		Pro Forma Adjustments
	S&W Seed					Pro Forma
	Company	Pioneer	Acquisition	Financing	Notes	Combined

Revenue	$8,164,234	$8,084,970	$(604,571)	$-	(k)	$15,644,633

Cost of revenue	6,850,442	4,625,097	(589,473)	-	(l)	10,886,066

Gross profit	1,313,792	3,459,873	(15,098)	-		4,758,567

Operating expenses
Selling, general and administrative expenses	1,788,425	-	175,000	-	(m)	1,963,425
Research and development expenses	223,359	456,424	-	-		679,783
Depreciation and amortization	319,759	-	370,950	-	(d),(f)	690,709

Total operating expenses	2,331,543	456,424	545,950	-		3,333,917

Income (loss) from operations	(1,017,751)	3,003,449	(561,048)	-		1,424,650

Other expense
Foreign currency (gain) loss	47,741	-	-	-		47,741
Amortization of debt issuance costs	-	-	-	189,486	(g)	189,486
Accretion of debt discount	-	-	-	533,934	(g)	533,934
Interest on covertible notes	-	-	-	391,034	(g)	391,034
Other interest expense, net	246,650	-	75,000	-	(i)	321,650

Net income (loss) before income tax expense (benefit)	(1,312,142)	3,003,449	(636,048)	(1,114,454)		(59,195)
Income tax expense (benefit)	(437,827)	-	792,394	(374,457)	(n)	(19,890)
Net income (loss)	$(874,315)	$3,003,449	$(1,428,442)	$(739,997)		$(39,305)

Net income (loss) per common share:
Basic	$(0.08)					$(0.00)
Diluted	$(0.08)					$(0.00)

Weighted average number of common shares outstanding:
Basic	11,625,115			1,294,000	(j)	12,919,115
Diluted	11,625,115			1,294,000	(j)	12,919,115

S&W SEED COMPANY
(A NEVADA CORPORATION)
Unaudited Pro Forma Combined Statement of Operations
For the Year Ended June 30, 2014

	Historical		Pro Forma Adjustments
	S&W Seed					Pro Forma
	Company	Pioneer	Acquisition	Financing	Notes	Combined

Revenue	$51,533,643	$42,527,646	$(3,251,097)	$-	(k)	$90,810,192

Cost of revenue	41,561,736	33,212,655	(3,539,870)	-	(l)	71,234,521

Gross profit	9,971,907	9,314,991	288,773	-		19,575,671

Operating expenses
Selling, general and administrative expenses	6,815,576	-	700,000	-	(m)	7,515,576
Research and development expenses	840,578	1,646,415	-	-		2,486,993
Depreciation and amortization	1,265,739	-	1,483,800	-	(d),(f)	2,749,539

Total operating expenses	8,921,893	1,646,415	2,183,800	-		12,752,108

Income (loss) from operations	1,050,014	7,668,576	(1,895,027)	-		6,823,563

Other expense
Gain on disposal of fixed assets	(11,921)	-	-	-		(11,921)
Foreign currency gain	(51,571)	-	-	-		(51,571)
Amortization of debt issuance costs	-	-	-	941,130	(g)	941,130
Accretion of debt discount	-	-	-	2,651,919	(g)	2,651,919
Interest on covertible notes	-	-	-	1,855,655	(g)	1,855,655
Other interest expense, net	653,290	-	300,000	-	(i)	953,290

Net income (loss) before income tax expense (benefit)	460,216	7,668,576	(2,195,027)	(5,448,704)		485,061
Income tax expense (benefit)	87,116	-	1,906,629	(1,830,765)	(n)	162,980
Net income (loss)	$373,100	$7,668,576	$(4,101,656)	$(3,617,939)		$322,081

Net income per common share:
Basic	$0.03					$0.03
Diluted	$0.03					$0.02

Weighted average number of common shares outstanding:
Basic	11,572,406			1,294,000	(j)	12,866,406
Diluted	11,733,621			1,294,000	(j)	13,027,621

S&W Seed Company
Notes to Unaudited Pro Forma Combined Financial Statements

Note 1 - Transactions and Purchase Consideration

The Pioneer Acquisition was consummated pursuant to the terms of the Asset Purchase and Sale Agreement (the "Agreement"). The purchase price under the initial Agreement consists of $27 million in cash (payable at closing), a promissory note (the "Note") payable by the Company to DuPont Pioneer in the initial principal amount of $10 million (issued at closing), and a potential earn-out payment (payable as an increase in the principal amount of the Note) of up to $5 million based on S&W sales under the distribution and production agreements entered into in connection with the Pioneer Acquisition, as well as other S&W sales of products containing the acquired germplasm in the three-year period following the closing.

Following the Pioneer Acquisition, DuPont Pioneer retained ownership of its GMO (genetically modified) alfalfa germplasm and related intellectual property assets, as well as the right to develop new GMO-traited alfalfa germplasm. The retained GMO germplasm assets incorporate certain GMO traits that are licensed to DuPont Pioneer from third parties (the "Third Party GMO Traits").

The Pioneer Acquisition transaction documents provide that the Company and DuPont Pioneer shall work towards obtaining the necessary consents from and agreements with third parties to permit the transfer of DuPont Pioneer's GMO assets to the Company. If such third party consents and agreements are obtained before November 30, 2017, the Company has committed to buy, and DuPont Pioneer has committed to sell, the GMO assets for a price of $7.0 million no later than December 29, 2017. Including the potential purchase of the GMO assets, the aggregate purchase price of the Pioneer alfalfa business assets will total up to $49.0 million.

The Pioneer Acquisition has been accounted for as a business combination and the Company valued and recorded all assets acquired and liabilities assumed at their estimated fair values on the date of the Pioneer Acquisition. The purchase price allocation is based on estimated fair value as follows:

Inventory	$21,519,376
Property, plant, and equipment	6,709,265
Distribution agreement	5,050,000
Grower relationships	83,000
Technology/IP - germplasm	12,130,000
Technology/IP - seed varieties	4,780,000
Goodwill	10,447,735
Current liabilities	(21,519,376)
Total acquisition cost allocated	$39,200,000

The purchase price consists of the following:

Cash	$27,000,000
Secured three-year promissory note	10,000,000
Fair value of contingent consideration	2,200,000
Total acquisition cost allocated	$39,200,000

Concurrent with the Pioneer Acquisition, the Company consummated debt and equity financing activities to fund the purchase. The financing activities are summarized as follows:

Secured convertible notes and warrants	$27,000,000
Capitalized debt issuance costs	(1,726,543)
Gross proceeds from sale of common stock	4,658,400
Equity offering costs	(421,457)
Net proceeds from financing activities	$29,510,400

Note 2 - Pro Forma Adjustments

a)   Reflects the surplus of net financing proceeds of $29,510,400, less $27,000,000 of cash paid at closing of the Pioneer Acquisition, less one-time transactions costs (refer to footnote b).

b)   The Company expects to incur approximately $1,145,064 of one-time costs associated with the acquisition and issuance of derivative warrant liabilities. These costs are reflected in the pro forma balance sheet as a reduction of cash and retained earnings at September 30, 2014. These costs are not reflected in the pro forma statements of operations as they are non-recurring in nature and will be reflected in the operating results for the quarter ended December 31, 2014.

c)   Represents the estimated fair value of inventory acquired and related obligations assumed.

d)   Represents the estimated fair value of property, plant and equipment acquired. Depreciation expense is estimated to increase approximately $125,000 per quarter ($500,000 annually) for the assets acquired.

e)   Represents goodwill which is the surplus of the aggregate purchase price of $39,200,000 less the estimated fair values of net assets acquired of $28,752,265.

f)   Represents the estimated fair value of identifiable intangible assets. Amortization expense is estimated to increase approximately $245,950 per quarter ($983,800 annually).

	Estimated
	Useful Life	Estimated
	(Years)	Fair Value

Distribution agreement	20	$5,050,000
Grower relationships	10	83,000
Technology/IP - germplasm	30	12,130,000
Technology/IP - seed varieties	15	4,780,000
Total identifiable intangible assets		$22,043,000

g)   To reflect the $27,000,000 of three year, 8% senior secured convertible debentures issued concurrently with the acquisition, net of debt discount of $4,862,000; and related $1,726,543 of debt issuance costs.

The $4,862,000 of debt discount represents the estimated fair value of the derivative warrant liability. The debt discount will accrete over the term of the convertible notes using the effective interest method to calculate periodic non-cash interest expense. Interest expense is variable using the effective interest methodology and decreases as the convertible notes mature. The non-cash interest expense of $533,934 in the pro forma combined statement of operations represents the estimated non-cash interest expense for the three months ended September 30, 2014 as if the convertible notes had been issued on July 1, 2013. The non-cash interest expense of $2,651,919 in the pro forma combined statement of operations represents the estimated non-cash interest expense for the year ended June 30, 2014 as if the convertible notes had been issued on July 1, 2013.

The debt issuance costs will be amortized over the term of the convertible notes using the effective interest rate method to calculate periodic non-cash interest expense. Interest expense is variable using the effective interest rate methodology and decreases as the convertible notes mature. The non-cash interest expense of $189,486 in the pro forma combined statement of operations represents the estimated non-cash interest expense for the three months ended September 30, 2014 if the convertible notes were issued on July 1, 2013. The non-cash interest expense of $941,130 in the pro forma combined statement of operations represents the estimated non-cash interest expense for the year ended June 30, 2014 if the convertible notes had been issued on July 1, 2013.

h)   Represents the estimated fair value of the contingent consideration included in the aggregate purchase price. The purchase price includes potential earn-out payments of up to $5,000,000 based on certain performance metrics over the three year period following the acquisition. The fair value of $2,200,000 was derived from a weighted average projection based on the estimated probability of achieving certain performance targets.

i)   To reflect the initial $10,000,000 principal amount of the Note payable to DuPont Pioneer issued as part of the total purchase consideration. The principal balance remains outstanding until maturity on December 31, 2017, and 3% interest is paid on an annual basis. Interest expense will increase by $75,000 on a quarterly basis ($300,000 annually) until December 31, 2017.

j)   To reflect proceeds from the sale of 1,294,000 shares of common stock sold in private placement for total gross proceeds of $4,658,400, net of $421,457 in related fees.

k)   DuPont Pioneer's historical revenue reflects sales to end customers, and therefore includes sales price mark-ups for end customer (retail) distribution as well as end customer sales discounts. Going forward, S&W will not realize DuPont Pioneer's historical end customer (retail) price mark-up or incur the end customer sales incentive discounts. The net adjustment reflects the estimated reduction in the average selling price for the shift from end customer to wholesale pricing, net of DuPont Pioneer's end customer discounts.

l)   DuPont Pioneer's historical direct cost of revenue includes sales incentives offered to DuPont Pioneer's internal sales force. S&W will not incur these sales incentive expenses on a go forward basis as S&W did not acquire DuPont Pioneer's sales force and will instead sell alfalfa seed to DuPont Pioneer (on a wholesale basis) under distribution and production agreements.

m)   Represents the estimated increase in selling, general and administrative expenses largely attributable to additional human resource requirements that are not included in the DuPont Pioneer alfalfa business historical financial statements.

n)   To reflect the adjustment to income tax expense assuming a combined Company's effective tax rate of 33.6%.

DUPONT PIONEER ALFALFA ASSETS ACQUISITION

Overview

On December 31, 2014, we completed the acquisition of alfalfa production and research facility assets, conventional (non-GMO) alfalfa germplasm and certain other assets from DuPont Pioneer. The purchase price for the acquisition of the DuPont Pioneer assets was up to $42,000,000. The purchase price consisted of $27,000,000 in cash (payable at closing), a promissory note payable by us to DuPont Pioneer in the initial principal amount of $10,000,000 (issued at closing), and a potential earn-out payment (payable as an increase in the principal amount of the note) of up to $5,000,000. The promissory note bears interest at 3% per annum, paid annually, and it matures on December 31, 2017.

The specific assets we acquired by consummating the Acquisition include:

  real property, together with all buildings, fixtures, improvements and appurtenances thereto in Arlington and Nampa;

  furnishings, furniture, office equipment, supplies, spare, replacement and component parts, tools, machinery, production equipment, testing equipment, vehicles, other equipment and tangible personal property;

  certain records relating to the acquired assets;

  subject to the receipt of all required consents of applicable third parties, certain contracts;

  know-how;

  patents and pending applications;

  certain conventional alfalfa germplasm;

  certain inventories of conventional alfalfa products and research conventional alfalfa seed to the extent transferable, all rights, claims, credits, causes of action or rights of set-off against third parties relating to the purchased assets, including (without limitation) un-liquidated rights under manufacturers' and vendors' warranties;

  to the extent transferable, the right to sue for past, present and future infringements and misappropriation of the transferred know-how, transferred patents and transferred germplasm that have occurred, are occurring or will occur, including the right to sue for injunctive relief and damages for such infringements and misappropriations and to retain all damages collected in connection therewith;

  to the extent transferable, certain Plant Variety Protection Certificates; and

  all goodwill to the extent related to the purchased assets

No regulatory approvals were required in order to consummate the Dupont Pioneer Acquisition.

The December 2017 Asset Purchase Option

Pursuant to the terms of the APSA, if required third party consents are received prior to November 30, 2017 and subject to the satisfaction of certain other conditions specified in a second asset purchase and sale agreement between us and DuPont Pioneer, either S&W or DuPont Pioneer has the right to enter into (and require the other party to enter into) on December 29, 2017 (or such earlier date as the parties agree) a second asset purchase and sale agreement (the "Second APSA"), as the same may be updated in accordance with the terms of the APSA. Pursuant to the Second APSA, we would acquire additional GMO alfalfa germplasm varieties and other related assets from DuPont Pioneer for a purchase price of $7,000,000. If the second acquisition is completed, the total purchase price for both acquisitions would be $49,000,000, assuming the full $5,000,000 earn out is paid in connection with the December 2014 asset acquisition.

The S&W/DuPont Pioneer Agreements

Concurrently with the closing of the Acquisition, we and DuPont Pioneer entered into a series of agreements to carry out the intent of the parties and to define our new working relationships. The following is intended to provide a summary of the terms of certain of the agreements entered into in connection with the Acquisition. This summary is qualified in its entirety by reference to the full text of the agreements, each of which is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on January 7, 2015 in connection with these transactions.

Operational Agreements

Alfalfa Distribution Agreement

We and DuPont Pioneer have entered into the Alfalfa Distribution Agreement dated December 31, 2014 (the "Distribution Agreement") pursuant to which we will be the sole supplier, subject to certain exceptions, of certain alfalfa seed products for sale to customers by DuPont Pioneer. The Distribution Agreement will remain in effect until September 30, 2024, unless terminated earlier as the result of a material breach or if a party becomes bankrupt or insolvent.

The Distribution Agreement provides for minimum annual purchase commitments from DuPont Pioneer (subject to certain exceptions) at specified price levels, with (subject to certain exceptions) a 4% cap on annual price increases. Based on these commitments and prices, we expect to generate approximately $26 million and $40 million in revenue under the Distribution Agreement (and other agreements with DuPont Pioneer) during the remainder of fiscal year 2015 (ending June 30, 2015) and in the fiscal year ending June 30, 2016, respectively.

DuPont Pioneer generally will make payments under the Distribution Agreement in three installments (in November, January and April) for delivery of seed by us during the seed sales year period (generally from December through May). However, in respect of the 2015 seed sales year, DuPont Pioneer will make only two payments (in January 2015 and April 2015). We received the first of these payments in the amount of approximately $22 million (representing 80% of the anticipated total purchase price for the 2015 seed sales year) in January 2015.

Contract Alfalfa Production Services Agreement

We and DuPont Pioneer have entered into the Contract Alfalfa Production Services Agreement dated December 31, 2014 (the "Production Services Agreement") pursuant to which we will perform for DuPont Pioneer certain services in connection with the production, conditioning, handling and testing of certain GMO alfalfa varieties. The Production Services Agreement will remain in effect until the earlier of (i) December 31, 2017 or (ii) the closing under the Second Asset Purchase Agreement contemplated by the Acquisition, unless terminated earlier in accordance with its terms.

Research Agreement

We and DuPont Pioneer have entered into the Research Agreement dated December 31, 2014 (the "Research Agreement") pursuant to which we will perform and provide assistance to DuPont Pioneer in connection with the evaluation, research and development of certain GMO alfalfa varieties. The Research Agreement will remain in effect until the earlier of (i) December 31, 2017 or (ii) the closing under the Second Asset Purchase Agreement, unless terminated earlier in accordance with its terms.

Non-Exclusive Alfalfa Licensing and Assignment Agreement

We and DuPont Pioneer executed and delivered the Non-Exclusive Alfalfa Licensing and Assignment Agreement dated December 31, 2014 (the "Alfalfa Licensing Agreement"), pursuant to which we have granted to DuPont Pioneer a royalty-free, limited non-exclusive license to plant, grow, breed and conduct research on the germplasm we acquired from DuPont Pioneer for the purpose of introducing specified GMO traits. Any traited germplasm created under the agreement will be owned by DuPont Pioneer.

Lease Agreement

We and DuPont Pioneer have entered into a Lease Agreement dated December 31, 2014 (the "Lease Agreement"), pursuant to which DuPont Pioneer leased to us certain real property located in Franklin County, Washington and related greenhouse, warehouse, equipment storage and other facilities related to the alfalfa business. The Lease Agreement expires on December 31, 2017, unless terminated earlier in accordance with its terms and is not subject to renewal. During the term of the Lease, we will pay monthly rent in the amount of $9,333.

Promissory Note and Related Security Arrangements

Promissory Note

In connection with the Closing, we issued a Secured Promissory Note, dated December 31, 2014 (the "Promissory Note") in favor of DuPont Pioneer. Under the terms of the Promissory Note, we agreed to pay $10,000,000 of the purchase price and up to $5,000,000 of the potential earn-out payment, each payable under the terms of the Asset Purchase Agreement, as amended. The Promissory Note will mature on December 31, 2017. Interest on the Promissory Note accrues at a rate of 3% per annum and is payable annually on December 31. The Promissory Note is secured by the assets described in the Security Agreement, a mortgage and a deed of trust created in connection with the acquisition of the real estate assets we purchased.

The Promissory Note contains customary representations, warranties and covenants. Additionally, the Promissory Note grants to DuPont Pioneer customary rights following an event of default, including, without limitation, the right to accelerate the payment of unpaid principal and interest, foreclose any liens and security interests securing payment thereof and immediate imposition of a default interest rate of five percent over the per annum prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported) at the time of a default, compounded quarterly.

Security Agreement

In connection with the Closing, the Company and DuPont Pioneer entered into the Security Agreement, dated December 31, 2014 (the "Security Agreement"), pursuant to which we granted to DuPont Pioneer a security interest in certain of the assets we acquired under the Asset Purchase Agreement, including certain real property, equipment and intellectual property. The Security Agreement contains customary representations, warranties and covenants. Additionally, the Security Agreement grants to DuPont Pioneer customary rights following an event of default with respect to the secured obligations. In connection therewith, DuPont Pioneer also became a party to the inter-creditor and subordination agreement among Wells Fargo Bank, the holders of the Debentures and DuPont Pioneer, dated December 30, 2014.

Relationships of the Parties

Prior to the consummation of the Acquisition, we and DuPont Pioneer have not had any business dealings or other commercial relationship. As a result of the various agreements entered into in connection with the Acquisition, subject to certain exceptions, we will be selling alfalfa seed to DuPont Pioneer under long-term distribution agreement that will remain in effect through December 31, 2024. We also will be providing Pioneer with certain services in connection with the production, conditioning, handling and testing of certain GMO alfalfa varieties under a production agreement that will remain in effect through the earlier of December 31, 2017 or the consummation of the second asset purchase transaction. In addition, we have entered into a landlord-tenant relationship that will remain in effect through December 31, 2017, under the terms of which we are leasing certain alfalfa production facilities of DuPont Pioneer located in Washington state.

S&W Following the Acquisition

As a result of our acquisition of the Purchased Assets, S&W is now believed to be the largest alfalfa seed company in the world. We have the opportunity to benefit from one of the most compelling opportunities in agriculture - a desire for increased protein in a growing global population, including a growing middle class that is shifting its diet towards higher dairy and animal protein consumption.

Our company now spans the world's alfalfa seed production regions, with operations in the San Joaquin and Imperial Valleys of California, five other states in the United States, Australia and three provinces in Canada. We sell our seed in more than 25 countries around the globe. We are able to supply high quality dormant and non-dormant alfalfa seed, and we are looking to expand into tropical production in the foreseeable future. We have conventional non-GMO production, as well as GMO production access in both dormant and non-dormant seeds, although we are not yet marketing GMO traited varieties. In addition, we have some of the world's leading germplasm to address drought resistance, soil tolerance and a series of other abiotic stress tolerance mechanisms.

We consider a key benefit of the Acquisition that we acquired the services of a high quality executive management team and staff. That includes a talented scientist who works with the breeding program, as well as senior management personnel who have been instrumental to the success of the DuPont Pioneer alfalfa seed brand. Thirty-one employees of DuPont Pioneer's alfalfa group have joined the S&W team, and they will continue the work that has made this portion of DuPont Pioneer such a success in the past.

THE FINANCING TRANSACTIONS

On December 30, 2014, we entered into a securities purchase agreement with multiple accredited investors pursuant to which we agreed to issue and sell in a private placement to certain accredited investors: (i) Debentures in an aggregate principal amount of up to $27,000,000, and (ii) Warrants to purchase 2,699,999 shares of our common stock. Also on December 30, 2014, we entered into a securities purchase agreement pursuant to which we agreed to issue and sell 1,294,000 shares of our common stock at $3.60 per share to one accredited investor in a private placement transaction, for total gross proceeds of $4,658,400. That accredited investor also participated in the private placement of the Debentures.

On December 31, 2014, we closed the financing transactions contemplated by the securities purchase agreements, raising an aggregate of $31,658,400 in gross proceeds, and closed the Acquisition by payment of $27,000,000 in cash and delivery of a three year 3% $10,000,000 secured promissory note that also provides for a potential earn-out payment of up to an additional $5,000,000 under specified circumstances.

The following is intended to provide a summary of the terms of the agreements and securities described above. This summary is qualified in its entirety by reference to the full text of the agreements, each of which is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on December 31, 2014 in connection with these transactions, as amended by our Current Report on Form 8-K filed with the SEC on January 7, 2015.

Debenture and Warrant Securities Purchase Agreement

The Debentures and Warrants were issued pursuant to the terms of a securities purchase agreement, among us and the investors listed therein. The securities purchase agreement provided for the sale of the Debentures and Warrants for gross proceeds of $27,000,000 to us.

Debentures

Ranking

The Debentures are our senior secured obligations, subject only to certain secured obligations of Wells Fargo Bank and DuPont Pioneer (limited to a security interest in certain of the Purchased Assets), and the rights of those secured holders and the rights of the holders of the Debentures are set forth in an inter-creditor and subordination agreement that was entered into in connection with the closing of the issuance of the Debentures.

Maturity Date

Unless earlier converted or redeemed, the Debentures mature on November 30, 2017.

Interest and Payment of Interest

The Debentures bear interest at a rate of 8% per annum, subject to adjustment as set forth in the Debentures. Interest will be payable monthly in arrears commencing on February 2, 2015 and, so long as certain equity conditions have been satisfied or waived, may be paid in shares of common stock at our option. We may also elect to pay interest in whole or in part in cash. It is our intention to service the Debentures in cash to the extent we are able to do so, and our management believes that would be our best interests. We have notified the holders of the Debentures of our intention to pay the monthly interest and principal payments in cash until such time as we revoke that notice. In the event of a default that results in acceleration of the payment of principal and other amounts due under the Debentures, the default interest rate will increase to 18% per annum.

Conversion of the Debentures

Each of the Debentures is subject to voluntary conversion, in whole or in part, into shares of our common stock at the option of the holder. The initial conversion price equals $5.00, subject to adjustment as set forth in the Debentures. If, on September 30, 2015, or the Adjustment Date, the conversion price then in effect exceeds the "Adjusted Conversion Price," as defined in the Debentures, the conversion price of the Debentures will be reset to the Adjusted Conversion Price. As defined in the Debentures, the "Adjusted Conversion Price" means the greater of (i) the arithmetic average of the 10 lowest VWAPs of the Common Stock during the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Adjustment Date (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock during such 20 Trading Day period) and (ii) $4.15 (as adjusted for any stock dividends, stock split, stock combination, reclassification or similar transaction occurring after December 30, 2014).

At any time that we satisfy all of the applicable equity conditions and they remain satisfied throughout the notice period, we may force conversion of a minimum of $1,000,000 in principal amount of the Debentures, plus any accrued and unpaid interest and/or liquidated damages, on a date that is not less than 30 or more than 40 trading days following notice given by us. This forced conversion right may only be exercised one time and must be exercised pro rata among all of the outstanding Debentures.

If we grant, issue or sell any common stock equivalents, options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of common stock, or the Purchase Rights, the holder of the Debenture will be entitled to acquire, the aggregate Purchase Rights which such holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete conversion of the Debenture.

Redemptions of the Debentures

The Debentures are subject to monthly redemptions commencing July 1, 2015. The redemption payments are payable in cash or any combination of cash or shares of our common stock at our option, provided all of the applicable equity conditions are satisfied or waived in the event we elect to pay in shares.

If we are servicing the monthly redemption in common stock, the holders of the Debentures have the right to accelerate payment on each monthly redemption date of up to three monthly redemption amounts upon written notice to us. The holders also have the right to defer payment of up to four monthly redemption amounts. Assuming we are making redemption payments in cash, we also have the right to accelerate payment of an aggregate of up to 200% of the monthly redemption amount due upon written notice to the holders, provided that after giving effect to our accelerated payments, we have at least $2,000,000 in cash on deposit.

Prior to July 1, 2015, we will redeem up to $5,000,000, in the aggregate, of the Debentures upon the sale of certain real property or with cash from other sources without any prepayment penalty. Although there is no assurance that we will sell real property and make the early redemption payment, on January 26, 2015 we publicly announced that we are in contract to sell farmland that, upon closing, would require us to redeem the $5,000,000 in principal. The pending sales are expected to close in the first calendar quarter of 2015. Therefore, as of the date hereof, we expect to exercise our right to pay down the principal by $5,000,000 before July 1, 2015. In addition, after that date, so long as the applicable equity conditions have been satisfied or waived (and such satisfaction or waiver of the equity conditions continues) we may redeem all or any portion of the principal amount of the Debentures. However, if we exercise this optional redemption right, we must compensate the holders of the Debentures by paying the optional redemption price, which is equal to 120% of the sum of the principal amount of the Debentures, all accrued and unpaid interest, all other interest that would accrue if the Debentures were held to maturity and any unpaid liquidated damages.

Following an event of default, the holders of the Debentures may require us to redeem all or any portion of the outstanding principal of the Debentures. Such redemption will be payable in cash by wire transfer at a price equal to the mandatory default amount determined in accordance with terms of the Debentures.

Covenants

Under the terms of the Debentures, we have agreed to the following standard and customary covenants including but not limited to: (i) maintenance of current information requirements under federal securities law; (ii) maintenance of exchange listing; and (iii) not undertaking a reverse or forward stock split or reclassification of the Common Stock for one year from the date of issuance of the Debentures.

Events of Default

The Debentures contain standard and customary events of default including but not limited to: (i) failure to make payments when due under the Debentures; (ii) breaches of covenants and (iii) bankruptcy or insolvency.

If an event of default occurs, each holder may require us to redeem all or any portion of the Debentures (including all accrued and unpaid interest thereon), in cash, at a price equal to the greater of (i) the product of (A) the quotient determined by dividing (x) the amount being redeemed by (y) the lowest conversion price in effect during the period beginning on the date immediately preceding the event of default and ending on the redemption date, and (B) the greatest closing sale price of our common stock during such period, or (ii) 130% of the amount being redeemed.

In addition, an event of default under the Debentures also is an event of default under our various credit facilities and the DuPont Pioneer secured promissory note.

Fundamental Transactions

The Debentures prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes in writing all of our obligations under the Debentures under a written agreement and we obtain the prior consent of the holders of the Debentures. A change of control that is consummated without prior consent is an event of default under the Debentures. If we complete a permitted fundamental transaction, such as a merger in which we are not the surviving entity, the holders are entitled to receive the consideration they would have received had they fully converted their Debentures and exercised their warrants without regarding to any contractual ownership limits.

Security Interest

Our payment obligations under the Debentures are secured by a security interest in substantially all of our assets, including (without limiting the generality of the foregoing) a first security interest on the intangibles (IP) purchased from DuPont Pioneer. However, generally, the Debenture obligations are subordinate to the senior rights in the collateral of Wells Fargo Bank and DuPont Pioneer. The priorities and rights among our secured creditors are set forth in an Intercreditor and Subordination Agreement entered into on December 30, 2014 in connection with this Financing.

Limitations on Conversion and Issuance

The Debentures may not be converted and shares of common stock may not be issued under the Debentures if, after giving effect to the conversion, the holder together with its affiliates, would beneficially own in excess of 9.99% of our outstanding shares of common stock. At each holder's option, the Debentures ownership limitation blocker may be raised or lowered to any other percentage not in excess of 9.99%, except that any raise will only be effective upon 61-days' prior notice to us.

Until such time we have obtained stockholder approval required by The NASDAQ Stock Market for the issuance of shares greater than 19.99% of its outstanding and outstanding shares of common stock on the closing date, we may not issue, upon conversion of the Debentures, a number of shares of common stock which, when aggregated with any shares of common stock issued on or after the original issue date and prior to such conversion date (i) in connection with the conversion of any Debentures issued pursuant to the Debenture Purchase Agreement or as interest pursuant to the Debentures and (ii) in connection with the exercise of any Warrants, would exceed that threshold of shares of common stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like occurring after December 30, 2014). We have called the Special Meeting for the purpose of obtaining that stockholder approval.

Common Stock Purchase Warrants

Concurrently with the issuance of the Debentures, we issued an aggregate of 2,699,999 Warrants to the purchasers of the Debentures on a pro rata basis. The Warrants will be exercisable commencing on June 30, 2015 and ending at the close of business on June 30, 2020.

The initial exercise price for the purchase of the Warrant Shares equals $5.00, subject to adjustment as set forth in the Warrant. If prior to the third anniversary of the issuance date, we issue or sell (or are deemed to have issued or sold) any of our common stock for consideration per share less than the exercise price in effect immediately prior to such issuance or sale, other than in exempt issuances as defined in the Warrants, then simultaneously with each such dilutive issuance, the exercise price will be adjusted in accordance with the terms of the Warrant based on a weighted average price adjustment formula. Further, if, on the date that is nine months from the date of issuance (the "Ratchet Adjustment Date"), the exercise price then in effect exceeds the "Adjusted Exercise Price," the exercise price for the Warrant will be reset to the Adjusted Exercise Price. As defined in the Warrant, the "Adjusted Exercise Price" means the greater of (i) the arithmetic average of the 10 lowest VWAPs of the Common Stock during the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Adjustment Date (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock during such 20 Trading Day period) and (ii) $4.15 (as adjusted for any stock dividends, stock split, stock combination, reclassification or similar transaction occurring after December 30, 2014).

If at any time after the initial exercise date, there is no registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the holder thereof, then the Warrant may also be exercised, in whole or in part, at such time by means of a "cashless exercise," as set forth in the Warrant.

At any time after July 1, 2015, provided that (i) all equity conditions set forth in the Warrant have been satisfied, and (ii) the closing sales price of our common stock equals or exceeds $12.00 for 15 consecutive trading days (subject to adjustment for stock splits, reverse stock splits and other similar recapitalization events), we may redeem all or any part of the Warrant then outstanding for cash in an amount equal to the optional redemption price, which is $0.25 per Warrant Share.

The Warrant contains standard protections for dividends, purchase rights and merger, consolidation or asset sale transactions using a standard Black Scholes valuation methodology for any fundamental transactions.

Generally, the Warrants may not be exercised and shares of common stock may not be issued under the Warrants if, after giving effect to the exercise, the holder together with its affiliates, would beneficially own in excess of 9.99% of our outstanding shares of common stock. At each holder's option, the Warrants ownership limitation blocker may be raised or lowered to any other percentage not in excess of 9.99%, except that any raise will only be effective upon 61-days' prior notice to us.

Until such time as we have obtained stockholder approval required by the NASDAQ Stock Market for the issuance of shares greater than 19.99% of our outstanding and outstanding shares of common stock on the closing date, we may not issue, upon exercise of the Warrants, a number of shares of common stock which, when aggregated with any shares of common stock issued on or after the original issue date and prior to such exercise date (i) in connection with the conversion of any Debentures issued pursuant to the Debenture Purchase Agreement or as interest pursuant to the Debentures and (ii) in connection with the exercise of any Warrants, would exceed the 19.99% threshold of shares of common stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like occurring after December 30, 2014). We have called the Special Meeting for the purpose of obtaining that stockholder approval.

Our Common Stock

Our authorized capital stock consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, all with a par value of $0.001 per share. As of February 9, 2015, we had 12,961,475 shares of common stock and no shares of preferred stock outstanding.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Subject to the preference in dividend rights of any series of preferred stock that we may issue in the future, the holders of common stock are entitled to receive such cash dividends, if any, as may be declared by our board of directors out of legally available funds. Upon liquidation, dissolution or winding up, after payment of all debts and liabilities and after payment of the liquidation preferences of any shares of preferred stock then outstanding, the holders of the common stock will be entitled to participate pro rata in all assets that are legally available for distribution.

Other than the rights described above, the holders of common stock have no preemptive subscription, redemption, sinking fund or conversion rights and are not subject to further calls or assessments. The rights and preferences of holders of common stock will be subject to the rights of any series of preferred stock that we may issue in the future.

Other Information Related to the Debenture and Warrant Private Placement

Dollar Value of Underlying Securities and Potential Profits on Conversion

Given that the per share market price of our common stock as of December 31, 2014 was $4.00, and the per share conversion price was $5.00, there would be no potential profit to be realized upon conversion by the selling stockholders of the principal amount or interest on the Debentures based on the conversion price on December 31, 2014 and the closing price of our common stock on December 31, 2014 (the date the Debentures were issued). Similarly, with respect to the Warrants, on December 31, 2014, the per share exercise price was $5.00, so there would be no potential profit to be realized upon exercise by the selling stockholders of the Warrants, assuming they were currently exercisable (which they are not).

Shares Issuable to Selling Stockholders in Satisfaction of Principal and Interest

The following table sets forth the total number of shares of common stock that would be issued to the selling stockholders if we redeem all principal and interest under the full $27,000,000 principal amount of Debentures into shares of its common stock in lieu of paying cash on an aggregate basis (and without taking into account the $5,000,000 of principal amount which we anticipate to pay down). The following table assumes that: (a) principal and interest payments are made on the regularly scheduled redemption dates, (b) that no such regularly scheduled redemption payments are accelerated or deferred, (c) that no payments of interest will be made prior to the first redemption date and (d) that the selling stockholders do not convert the Debentures at their election. This table is provided for illustrative purposes only, as it is unlikely that these assumptions will be fully accurate at all relevant times. In addition, in each instance the conversion was calculated on the aggregate principal amount rather than based upon each individual investor's purchase.

Number of Shares Issuable in Satisfaction of the Principal Amount of the Debentures
Based on Various Assumed Conversion Prices for Monthly Redemptions

Assumed Conversion Price	Number of Shares Potentially Issuable

Initial Conversion price ($5.00 per share)	5,400,000
$4.75 per share	5,684,211
$4.50 per share	6,000,000
$4.25 per share	6,352,941
$4.15 per shares	6,506,024

Payments to Selling Stockholders and Affiliates

In connection with the Debentures, we are or may be required to make the following payments to the selling stockholders and their affiliates:

Payee	Maximum Interest Payments (1)	Maximum Early Redemption Premiums (2)	Maximum Registration Penalties (3)	Total Maximum Payments During First 12 Months (4)
Selling Stockholders	$2,513,571	$41,418,000	$2,970,000	$46,901,571

(1) Represents the maximum amount of interest payable by us to the selling stockholders under the Debentures assuming (a) that all monthly redemption payments thereunder are timely made and that no monthly redemption payments are accelerated or deferred, (b) that the Debentures are not otherwise converted prior to the maturity date, (c) that interest is paid in cash and (d) that no event of default thereunder occurs.

(2) Represents the cash amount that would be payable by us if we were required to redeem the full $27,000,000 principal amount of the Debentures as a result of an event of default or change of control assuming (a) that the applicable premium to be applied upon the event of default or change of control is 130%, (b) that the event of default or change of control occurs on December 31, 2014, and (c) that the required payments continue until December 30, 2015. The default interest rate is 18% per annum upon the occurrence and continuance of an event of default and for purposes of this calculation is included with the principal amount calculated on a simple basis.

(3) Represents the maximum monetary penalties and interest that would be payable if we failed to timely file, obtain a declaration of effectiveness or maintain the effectiveness with respect to the registration statement required under the above-described Registration Rights Agreement. Assumes that (a) the monetary penalties begin to accrue in January 30, 2015, (b) the monetary penalties continue to accrue until December 31, 2015 and that the selling stockholders are unable to sell under Rule 144 without restriction, and (c) the monetary penalties will not be paid until December 31, 2015 (which results in the payment of interest on unpaid amounts at a rate of 1% per month from January 31, 2015 to December 31, 2015 on the entire principal balance of the Debentures).

(4) Represents the maximum amounts payable in cash under the other columns in this table during the first 12 months after the sale of the Debentures assuming that there is no redemption thereof during the first year due to an event of default or change of control.

Net Proceeds from Private Placement of Debentures

The following table sets forth the gross proceeds received from the private placement of the Debentures and calculates the net proceeds thereof after deduction of the anticipated payments pursuant to the Debentures and related documents. The net proceeds do not include the payment of any contingent payments, such as liquidated damages or repayment premiums in the case of default or a change of control. The net proceeds assumes that all interest and principal will be paid in cash and that all installment payments are timely made, notwithstanding that we may pay interest and principal in shares of its common stock under specified circumstances, as described above. The interest amount reflected below assumes that all redemption payments are made when due without any event of default, and the table assumes that none of the Debentures are converted or prepaid prior to maturity. Based on the foregoing assumptions, the net proceeds represent approximately 82.91% of the gross proceeds.

Gross Proceeds	$27,000,000
Approximate Aggregate Interest Payments	$2,513,571
Approximate Transaction Costs (including Placement Agent Fees)	$2,400,000
Net Proceeds	$22,086,429

Comparison of Issuer Proceeds to Potential Investor Profit

As discussed above, we used the proceeds from the sale of the Debentures primarily for the acquisition of certain alfalfa-related assets of DuPont Pioneer. The following table summarizes the potential proceeds we received pursuant to the Securities Purchase Agreement, the Debentures and the Warrants. For purposes of this table, we have assumed that the selling stockholders will exercise all of the Warrants on a cash basis. We have also assumed that the Debentures will be held by the selling stockholders through the maturity date thereof.

Total Gross Proceeds Payable to the Company in the Debenture Private Placement(1)	$40,449,995
Payments that have been made or may be required to be made by us until maturity(2)	$2,513,571
Net proceeds to us assuming maximum payments made by us(3)	$37,986,424
Total possible profit to the selling stockholders (4)	-
Percentage of payments and profit over net proceeds(5)	6.62%
Percentage of payments and profit over net proceeds per year of the term(6)	2.27%

(1) Includes gross proceeds payable to us on the sale of the Debentures in the amount of $27,000,000 and assumes full exercise of the Warrants to yield an aggregate exercise price of $13,499,995. However, there is no assurance that any Warrants will actually be exercised or if they are exercised, whether they will be exercised for cash.

(2) Total possible payments (excluding repayment of principal) payable by us to the selling stockholders or their affiliates assuming the Debentures remain outstanding until the maturity date (although we intend to prepay $5,000,000 principal amount on or before July 1, 2015) and that interest is paid in cash. Assumes that no liquidated damages are incurred and that no redemption premium on the Debentures will be applicable.

(3) Total net proceeds to us calculated by subtracting the result in footnote (2) from the result in footnote (1).

(4) Because the conversion price of the Debentures and the exercise price of the Warrants was higher than the market price on the date of issuance thereof (as reflected on such table), this number indicates a profit of "0." However this does not mean that the selling stockholders will not realize a profit on their investment which could occur if the market price for the common stock exceeds the exercise price of the Warrants and the conversion price of the Debentures.

(5) Percentage of the total possible payments to the selling stockholders as calculated in footnote (2) plus profit calculated in footnote (4) compared to the net proceeds disclosed in footnote (3).

(6) Based on a 35-month term.

Other Information Related to the Debenture Private Placement

Registration Rights

Under the terms of a registration rights agreement that we entered into in connection with the private placement of the Debentures, Warrants and shares of common stock described above, we are required to register for resale the shares of common stock that are issuable upon conversion of the Debentures and additional shares that could be used as payment of monthly interest (both based on a conversion price that is a 25% discount to the actual initial conversion price) and exercise of the Warrants (plus an additional 30% in excess of the number of shares issuable upon conversion and exercise of the Debentures and Warrants, respectively) as well as the common stock sold in the private placement. The registration rights agreement contains deadlines we must meet to ensure that we are using our reasonable best efforts to cause the registration statement to be declared effective as soon as possible, including a requirement that we file the registration statement by January 31, 2015. We met that deadline by filing a resale registration statement with the SEC on January 30, 2015. The registration rights agreement provides for the payment of partial liquidated damages of 1% of the principal amount of the Debentures on the date of the Company's failure and on every thirty day anniversary of such failure (pro-rated for partial months), until such failure is cured. Such failures includes our failure to meet certain specified deadlines, including initial filing, maintain the effectiveness of the registration statement subject to certain limited grace periods, respond to comments of the Staff within a specified period of time and requesting acceleration within a specified time after being advised by the Staff of the ability to do so; however, the registration rights agreement does not include liquidated damages for our failure to timely have the registration statement be declared effective. Our registration statement on Form S-3 was declared effective by the SEC on February 20, 2015.

The Voting Agreement and Lockup Agreement

As a condition of closing the Debenture Private Placement, our officers and directors, as well as the purchaser of the shares in the Shares Private Placement, were required to enter into a voting agreement directly related to the substance of this Special Meeting (the "Voting Agreement"). Pursuant to the terms of the Voting Agreement, the parties thereto are required to vote their shares in support of the proposal to approve the Share Issuance Proposal. In the event any corporate action or agreement or any proposal were to be put before stockholders that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Debenture Purchase Agreement or that could result in any of the conditions to our obligations under the Debenture Purchase Agreement not being fulfilled, the parties to the Voting Agreement have agreed to vote against any such action, agreement or proposal. A total of 2,309,652 shares of our common stock are subject to the Voting Agreement, representing 17.8% of the shares entitled to vote at the Special Meeting. The Voting Agreement will expire upon approval of the Share Issuance Proposal.

Our officers and directors also were required to execute lockup agreements that prevent them from selling or otherwise disposing of their shares, other than in excepted transactions (such as Rule 10b-5(1) trading plans that were already in effect and other customary exceptions). The lockup agreements will expire 90 days following the earlier of the effective date of the resale registration statement or the availability of Rule 144. A total of 1,015,652 shares of our common stock are subject to the lockup agreements.

THE SPECIAL MEETING

This proxy statement is being provided to our stockholders in connection with the solicitation of proxies by the management of S&W to be voted at the Special Meeting (including any adjournment or postponement thereof, which, based on the record date of February 9, 2015, must be some time on April 10, 2015 in accordance with Nevada corporate law).

Date, Time, Place and Purpose

The special meeting will be held at 11:00 a.m. Pacific time, on April 10, 2015, at our corporate headquarters located at 7108 North Fresno Street, Suite 380, Fresno, California. Stockholders are being asked to consider and vote upon the Share Issuance Proposal.

We know of no specific matter to be brought before the Special Meeting that is not referred to in the Notice of Special Meeting of Stockholders dated March 9, 2015. If any such matter properly comes before the Special Meeting, the proxyholders will vote proxies in accordance with their judgment.

Record Date and Shares Entitled to Vote

Each stockholder is entitled to one vote for each share of common stock registered in his or her name as of the close of business on February 9, 2015, the record date for the purpose of determining holders of our common stock entitled to receive notice of and to vote at the Special Meeting.

As of February 9, 2015, 12,961,475 shares of our common stock were outstanding and entitled to be voted at the Special Meeting.

Voting Procedures

The voting process is different depending on whether you are a record (registered) or non-record (beneficial) stockholder:

  You are a record (registered) stockholder if your name appears on your share certificate
  You are a non-record (beneficial) stockholder if your shares are held on your behalf by a bank, trust company, securities broker, trustee or other intermediary. This means the shares are registered in your intermediary's name, and you are the beneficial owner. Most stockholders are non-record (beneficial) stockholders.

Non-record (beneficial) stockholders

If you are a non-record (beneficial) stockholder, your intermediary will send you a voting instruction form or proxy form with this proxy statement. This form will instruct your intermediary how to vote your shares at the Special Meeting on your behalf. You should carefully follow the instructions provided by your intermediary and contact your intermediary promptly if you need help.

If you do not intend to attend the Special Meeting and vote in person, mark your voting instructions on the voting instruction form or proxy form, sign it, and return it as instructed by your intermediary. Your intermediary may have also provided you with the option of voting by telephone or fax or through the Internet.

If you wish to vote in person at the Special Meeting, follow the instructions provided by your intermediary. Your intermediary may have also provided you with the option of appointing yourself or someone else to attend and vote on your behalf at the Special Meeting. When you arrive at the Special Meeting, please register with the inspector of elections.

Your intermediary must receive your voting instructions in sufficient time for your intermediary to act on them prior to the deadline for the deposit of proxies of 5:00 p.m. (Eastern Time) on April 9, 2015.

Record (registered) stockholders

If you are a record (registered) stockholder, a proxy card is enclosed with this proxy statement to enable you to vote, or to appoint a proxyholder to vote on your behalf, at the Special Meeting.

Whether or not you plan to attend the Special Meeting, you may vote your shares by proxy by any one of the following methods:

By mail: Mark, sign and date your proxy card and send it to Transfer Online, Inc, 512 SE Salmon Street, Portland, OR 97214. Transfer Online must receive your proxy card not later than April 9, 2015 in order for your vote to be counted.

Via the Internet: Go to www.transferonline.com/proxy and follow the instructions on the website prior to 5:00 p.m. (Pacific Time) on April 9, 2015.

Transfer Online provides Internet proxy voting to allow you to vote your shares of common stock online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Quorum

A quorum is the presence in person or by proxy of the holders of a majority of the outstanding shares of common stock as of February 9, 2015. That means that we need at least 6,480,738 shares present in person or by proxy in order to hold the Special Meeting.

Vote Required

Approval of the Share Issuance Proposal requires the affirmative vote of at least a majority of the votes cast by holders of our common stock present in person or by proxy and entitled to vote at the Special Meeting, assuming a quorum is present.

The proxy card gives discretionary authority to proxyholders to vote as the proxyholders see fit with respect to amendments or variations to the proposal identified in the Notice of Special Meeting or other matters that may come before the Special Meeting whether or not the amendment, variation or other matter that comes before the Special Meeting is or is not routine and whether or not the amendment, variation or other matter that comes before the Special Meeting is contested.

As of the date of this proxy statement, the S&W Board is not aware of any such amendments, variations or other matters to come before the Special Meeting. However, if any such changes that are not currently known to the Board should properly come before the Special Meeting, the shares of common stock represented by your proxyholders will be voted in accordance with the judgment of the proxyholders.

Proxy Solicitation

Management of S&W is soliciting your proxy for use at the Special Meeting. All associated costs of solicitation will be borne by us. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone, by our directors, officers or employees without special compensation or by our proxy solicitor, Georgeson, Inc. We will pay Georgeson a fee of approximately $24,000 for its services as proxy solicitor, plus reimbursement of reasonable out-of-pocket expenses. We will, at our own expense, pay those entities holding our common stock in the names of their beneficial owners for their reasonable expenses in delivering proxy solicitation materials to their beneficial owners, including objecting beneficial owners. We anticipate that copies of this proxy statement and the accompanying proxy card will be distributed to stockholders on or about March 11, 2015.

Change of Vote and Revocation of Proxies

If you are a non-record (beneficial) stockholder, you can revoke your prior voting instructions by providing new instructions on a voting instruction form or proxy form with a later date, or at a later time in the case of voting through the Internet. Otherwise, contact your intermediary if you want to revoke your proxy or change your voting instructions, or if you change your mind and want to vote in person. Any new voting instructions given to intermediaries in connection with the revocation of proxies must be received in sufficient time to allow intermediaries to act on such instructions prior to the deadline for the deposit of proxies of 5:00 p.m. (Eastern Time) on April 9, 2015.

If you are a record (registered) stockholder, you may revoke any proxy that you have given until the time of the Special Meeting by voting again over the Internet as instructed above, by signing and dating a new proxy card and submitting it as instructed above, by giving written notice of such revocation to our Corporate Secretary at our address, by revoking it in person at the Special Meeting, or by voting by ballot at the Special Meeting. If you choose to submit a proxy multiple times whether over the Internet or by mail, or a combination thereof, only your latest vote, not revoked and received prior to 5:00 p.m. Pacific Time on April 9, 2015 will be counted. A record (registered) stockholder participating in person, in a vote by ballot at the Special Meeting, will automatically revoke any proxy previously given by that stockholder regarding business considered by that vote. However, attendance at the Special Meeting by a registered stockholder who has voted by proxy does not alone revoke such proxy.

S&W's Auditors

Representatives of M&K CPAS, PLLC not expected to be present at the Special Meeting and accordingly will not make any statement or be available to respond to any questions.

PROPOSAL NO. 1
THE SHARE ISSUANCE PROPOSAL

You are being asked to consider and vote upon the Share Issuance Proposal, which provides for the potential issuance of our common stock pursuant to the terms of Debentures and Warrants sold in the Debenture Private Placement we closed on December 31, 2014. This would include shares issuable upon conversion of the Debentures or potential payments of interest or redemption of principal by issuing stock in lieu of cash payments and upon exercise of the Warrants.

Our common stock is listed on the NASDAQ Capital Market and as such, we our subject to NASDAQ's stockholder approval rules. NASDAQ Listing Rule 5635(a) states: "Shareholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if: (1) where, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash: . the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities."

"NASDAQ Listing Rule 5635(d) requires listed companies to obtain stockholder approval prior to the issuance of its common stock in connection with non-public offerings in which (i) the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) is fixed at a price less than the greater of book or market value that (together with sales by officers, directors or "substantial stockholders of the Company) equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or (ii) the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

The Number of Shares Potentially Issuable. The exact number of shares that are issuable pursuant to these securities is currently indeterminable because (i) we expect to redeem with cash $5,000,000 in principal amount of the Debentures before July 1, 2015, upon the closing of the sales of certain parcels of our real property, which pending sales have been publicly announced but that have not closed as of the date of the mailing of this proxy statement (see page 43), (ii) the conversion price of the Debentures could be reduced if the Debenture's ratchet provision is triggered on September 30, 2015 (see page 43), thereby resulting in a greater number of shares issuable upon conversion; and (iii) although we do not expect to do so, we potentially could use shares of our common stock in payment of monthly interest and/or redemptions, in each instance at per share prices based on the trading prices of our common stock over a period of time immediately preceding the applicable payment date or dates. These factors make it impossible to determine in advance the number of shares that will ultimately be issued pursuant to the terms of the Debentures and the Warrants, but we expect to issue more than 1,036,594 shares, which, together with the 1,294,000 shares we issued in the concurrent Shares Private Placement, equals 19.99% of the total number of shares outstanding immediately prior to the closing of the concurrent Debenture Private Placement and Shares Private Placement (the "Concurrent Private Placements").

The Price at which Securities may be Issued. The conversion price of the Debentures and the exercise price of the Warrants has been fixed at an initial price of $5.00, subject to customary adjustments for stock splits, reverse stock splits and other similar recapitalization events. This price is well in excess of the consolidated closing price of our common stock both on the date definitive transaction documents were executed and on the date of closing, as well as book value at September 30, 2014 (the most recent period for which a Quarterly Report on Form 10-Q had been filed prior to the Concurrent Private Placements). However, given the hypothetical possibility that we could issue shares in payment of interest or redemption of principal, and the price at which those share issuances will be calculated will be on based on a 10% discount to the then-current trading prices (using the lowest 10 VWAPs during the 20 consecutive trading days immediately prior to the payment date), there is the potential that we could issue shares pursuant to the Debentures that are issued at prices below the greater of book value or market value on the date immediately preceding the Concurrent Private Placements. The consolidated closing bid price of our Common Stock on the December 30, 2014, the date on which the Debenture Purchase Agreement was executed, was $4.14. Book value, based on the information in our Form 10-Q for the period ended September 30, 2014, was $4.25.

Accordingly, although the initial conversion and exercise prices of the securities sold in the Debenture Private Placement were fixed at a price that would not require issuance of 20% or more of the issued and outstanding shares on the date of closing of the Acquisition (December 31, 2014) or on the date we entered into the securities purchase agreements for the Debenture Private Placement (December 30, 2014), such could potentially be the case if shares are issued at these lower stated prices. The mere potential for 20% or more of the shares to be issued at a price that is less than the greater of book value or market on December 30, 2014 and December 31, 2014 is sufficient to trigger the stockholder approval requirements of Listing Rules 5635(a) and 5635(d).

The Proposal

In seeking our stockholders approval for the Share Issuance Proposal, we are requesting approval to issue all of the shares issuable upon conversion of the Debentures, exercise of the Warrants and the issuance of any additional shares we may issue pursuant to the terms of the Debentures in payment of interest or redemption of principal. As previously noted, it is our intention to service the Debenture indebtedness with cash, and we have notified the holders of the Debentures of that intention. However, we may elect to use shares from time to time if our management determines that it is in our best interest to do so. Assuming that the entire $27,000,000 in principal amount of Debentures converts at the initial conversion price of $5.00, all interest is paid in cash and all of the Warrants are exercised, we would issue an aggregate of 8,099,997 shares of our common stock.

Therefore, your vote "FOR" the Share Issuance Proposal is a vote to approve the issuance of all of the shares of our common stock that may conceivably be issued pursuant to the terms of the securities we sold in the Debenture Private Placement, including for conversion, payment of interest or reduction of principal on the Debentures and upon exercise of the Warrants, without giving effect to the conversion cap set forth in the Warrants and the Debenture.

Impact of the Share Issuance Proposal on Our Capital Structure and the Potential Dilution to Existing Stockholders

As noted elsewhere in this proxy statement, it is not possible to determine the exact number of shares that could be issuable pursuant to the terms of the Debentures. The Debentures are initially convertible into our common stock at $5.00 per share (subject to adjustment for stock splits and reverse stock splits), but if the nine-month ratchet is triggered, that conversion price could be reduced to as low as $4.15 (subject to adjustment). In addition, we have the option, subject to the satisfaction of specified equity conditions, to service the indebtedness by issuing shares in lieu of cash payments, both with respect to the payment of interest and the monthly redemption payment. While it is our intention to pay the Debenture obligations in cash, we may in the future determine that it is in the Company's best interest to use shares. The exact number of shares that would be issuable at any particular time would be calculated based on the then-current stock price and accordingly, is information that is not currently determinable.

The following table illustrates the number of shares of our common stock potentially issuable upon conversion of the originally-issued $27,000,000 in principal amount of Debentures, plus the exercise of all 2,699,999 Warrants, at (i) the $5.00 initial conversion price, (ii) hypothetical prices of $4.75, $4.50 and $4.15 (the lowest ratchet adjusted price). We expect to pay all interest in cash and therefore have not included additional shares that potentially would be payable with shares. In addition, in each instance the conversion was calculated on the aggregate principal amount rather than based upon each individual investor's purchase.

	$27,000,000
	$5.00	$4.75	$4.50	$4.15
Conversion of Debentures	5,400,000	5,684,211	6,000,000	6,506,024
Exercise of Warrants	2,699,999	2,699,999	2,699,999	2,699,999
Total Potential Issuable Shares	8,099,999	8,384,210	8,699,999	9,206,023

The following table illustrates the number of shares of our common stock potentially issuable upon conversion of $22,000,000 in principal amount of Debentures (assuming the $5,000,000 redemption of principal prior to July 1, 2015), plus the exercise of all 2,699,999 Warrants, at (i) the $5.00 initial conversion price, (ii) hypothetical prices of $4.75, $4.50 and $4.15 (the lowest ratchet adjusted price). As noted above, we intend to make all interest payments in cash and therefore have not included in the following table any shares that potentially would be payable as interest. In addition, in each instance the conversion was calculated on the aggregate principal amount rather than based upon each individual investor's purchase.

	$22,000,000
	$5.00	$4.75	$4.50	$4.15
Conversion of Debentures	4,400,000	5,631,579	4,888,889	5,301,205
Exercise of Warrants	2,699,999	2,699,999	2,699,999	2,699,999
Total Potential Issuable Shares	7,099,999	7,331,578	7,588,888	8,001,204

Interests of Certain Persons in the Transactions

None of the executive officers or directors of our company or DuPont Pioneer have any interest in the Acquisition, the Financing or the Share Issuance Proposal.

Vote Required

Approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of our common stock present at the Special Meeting and entitled to vote (assuming a quorum is present in person or by proxy), excluding abstentions. If you vote to abstain, or if you fail to vote or fail to instruct your bank, broker, custodian or other record holder how to vote, it will have no effect on the voting outcome of this proposal.

Consequences If We Fail to Obtain Stockholder Approval

A failure to obtain stockholder approval will materially impair the rights of the investors who made the Acquisition possible. Consequently, if we do not receive the requisite majority approval for the Share Issuance Proposal at the Special Meeting, we will be required to continue to hold stockholder meetings on a quarterly basis until we are successful in approving the Share Issuance Proposal. This requirement will consume financial resources and divert management's attention from operating the business.

However, the most important reason we need your support is to provide us with the ability to avoid triggering a defaulting under the Debentures if we were ever unable to make the required payments on the Debentures in cash. The Debentures are secured obligations of our company. If we are unable to make the required payments when due, the holders of the Debentures will have the right to declare the unpaid total principal amount, accrued but unpaid interest and all other amounts due under the Debentures immediately due and payable at a price equal to the greater of (i) the product of (A) the quotient determined by dividing (x) the amount being redeemed by (y) the lowest conversion price in effect during the period beginning on the date immediately preceding the event of default and ending on the redemption date, and (B) the greatest closing sale price of our common stock during such period, or (ii) 130% of the amount being redeemed, to foreclose any liens and security interests securing payment thereof and to exercise any of their other rights, powers and remedies under the Debentures, under any other transaction documents executed in connection with the financing, or at law or in equity. In addition, such a default would also be deemed a default under our credit facilities with Wells Fargo Bank, as well as a default under the promissory note and related loan documents we executed in connection with the Acquisition. A default under the Debentures, the DuPont Pioneer secured promissory note and our credit facilities could have a material adverse effect on our ability to conduct our business or could force us to invoke legal measures to protect our business, including, but not limited to, for filing for protection under the U.S. Bankruptcy Code. In addition, if we were to issue shares of our common stock in excess of the 19.99% limitation set forth in NASDAQ Rule 5635(d) without obtaining prior stockholder approval, our common stock would be subject to delisting from the NASDAQ Capital Market. Delisting would have a material adverse impact on our stockholders' ability to sell their shares and would likely cause a material decline in the trading price of our stock.

THE S&W BOARD RECOMMENDS A VOTE FOR THE SHARE ISSUANCE PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of February 20, 2015 by:

  each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock;

  our principal executive officer, principal financial officer and our three most highly compensated executive officers, other than our principal executive officer and principal financial officer and our current directors; and

  all of our executive officers and directors as a group.

Except as otherwise indicated below, the address of each beneficial owner listed in the table is c/o S&W Seed Company, 7108 North Fresno Street, Suite 380, Fresno, CA 93720.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The applicable percentage ownership is based on 13,161,475 shares of common stock outstanding on February 20, 2015. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 20, 2015 (by April 21, 2015). We did not deem these exercisable shares outstanding, however, for the purpose of computing the percentage ownership of any other person. All of our officers and directors, as well as MFP Partners, L.P. entered into a voting agreement in connection with the closing of the Debenture Financing that requires the parties thereto to vote in favor of the Share Issuance Proposal. See page 48 for details of the voting agreement. Due to the limited nature of the voting agreement, the following table does not reflect that each of the parties thereto, under the technical provisions of Rule 13d-3 of the Exchange Act, could be deemed to be the beneficial owner of the shares owned by all of the other parties to the voting agreement.

None of the holders of the securities purchased in the Debenture Private Placement, in that capacity, are included in the table below because, in accordance with the rules of The NASDAQ Stock Market, until receipt of stockholder approval of the Share Issuance Proposal, only an aggregate of 1,036,594 shares may be issued upon conversion of the Debentures. In addition, the Warrants are not exercisable until July 1, 2015. Following receipt of stockholder approval, the largest investors in the Debenture Private Placement could be deemed to be the beneficial owner of 5% or more or our outstanding common stock.

			Number of Shares Subject to Options or Warrants Exercisable by April 21, 2015

Name of Beneficial Owner	Number of Shares Beneficially Held				Total Shares Beneficially Owned
					Number(1)	Percent

Principal Stockholders:

MFP Partners, L.P.(2)	1,294,000		-		1,294,000	9.8
MFP Investors, LLC(2)	1,294,000		-		1,294,000	9.8
Michael F. Price(2)	1,294,000		-		1,294,000	9.8
RMB Capital Management, LLC(3)	1,169,318		-		1,169,318	8.9
Iron Road Capital Partners L.L.C.(3)	1,153,318		-		1,153,318	8.9
DHR Investments, Inc.(4)	716,238		-		716,238	5.4

Directors and Executive Officers:

Glen D. Bornt	180,000		21,250	(5)	201,250	1.5
Michael (Mick) M. Fleming	1,000		61,250	(6)	62,250	*
Mark S. Grewal	90,807	(7)	109,583	(8)	200,390	1.5
Mark J. Harvey	188,000	(9)	8,750	(10)	196,750	1.5
Charles B. Seidler	48,680		61,250	(11)	109,930	*

William S. Smith	40,000		1,647	(12)	41,647	*
Grover T. Wickersham	631,267	(13)	121,250	(14)	752,517	5.4
Mark Wong	-		-		-	-
Danielson B. Gardner	-		48,748	(15)	48,748	*
Matthew K. Szot	35,679	(16)	77,915	(17)	113,594	*

All Directors and Executive Officers as a Group (12 persons)	1,420,433		561,226	(18)	1,981,659	13.1

____________

* Less than 1%.

(1) Footnotes referenced under Number of Shares Subject to Options and Warrants also apply to Total Shares Beneficially Owned.

(2) The address of MFP Partners, L.P., MFP Investors, LLC and Michael F. Price is 667 Madison Ave., 25th Floor, New York, NY 10065. The information disclosed herein is made in reliance upon the Schedule 13G jointly filed with the SEC on January 7, 2015 by MFP Partners, L.P., MFP Investors, LLC and Michael F. Price. MFP Investors LLC is the general partner of MFP Partners, L.P. Michael F. Price is the managing partner of MFP Partners, L.P. and managing member and controlling person of MFP Investors LLC. MFP Partners, L.P. is the purchaser of the securities.

(3) The address of RMB Capital Management, LLC and Iron Road Capital Partners, LLC is 115 South LaSalle Street, 34th Floor, Chicago, IL 60603. The information disclosed herein is made in reliance upon the Schedule 13G jointly filed with the SEC by these entities on November 10, 2014. Iron Road Capital Partners, LLC is a subsidiary of RMB Capital Management LLC. RMB Capital Management, LLC is a manager of Iron Road Capital Partners, LLC, which is the purchaser of the securities.

(4) The address of DRH Investments, Inc. is 12100 Wilshire Blvd., Los Angeles, CA 90025. The information disclosed herein is made in reliance upon the Schedule 13G filed with the SEC by DRH Investments, Inc. on January 20, 2015. DRH Investments, Inc., in its capacity as investment adviser, may be deemed to beneficially own 716,238 shares that are held of record by clients of DRH Investments, Inc. No client of DRH Investments, Inc. is known to own more than 5% of the Company's common stock.

(5) Includes 21,250 shares of common stock issuable upon exercise of currently exercisable options and options that will become exercisable within 60 days of the date of this table (April 21, 2015).

(6) Includes 61,250 shares of common stock issuable upon exercise of currently exercisable options and options that will become exercisable within 60 days of the date of this table (April 21, 2015).

(7) Includes 33,000 restricted shares that are subject to annual vesting over three years, which commenced in May 2013.

(8) Includes (i) 1,000 shares of common stock issuable upon exercise of outstanding warrants and (ii) 109,583 shares of common stock issuable upon exercise of currently exercisable options and options that will become exercisable within 60 days of the date of this table (April 21, 2015).

(9) Shares are held in trusts the beneficiaries of which are Mr. Harvey and his spouse.

(10) Includes 8,750 shares of common stock issuable upon exercise of currently exercisable options and options that will become exercisable within 60 days of the date of this table (April 21, 2015).

(11) Includes (i) 19,000 shares of common stock issuable upon exercise of outstanding warrants; and (ii) 61,250 shares of common stock issuable upon exercise of currently exercisable options and options that will become exercisable within 60 days of the date of this table (April 21, 2015).

(12) Includes 1,647 shares of common stock issuable upon exercise of currently exercisable options and options that will become exercisable within 60 days of the date of this table (April 21, 2015).

(13) Includes 172,125 shares of common stock that Mr. Wickersham owns directly, including 20,000 restricted shares that are subject to annual vesting over three years, which commenced in May 2013. Also includes (i) 24,397 shares of common stock owned by Mr. Wickersham's minor daughter's irrevocable trust, for which he serves as trustee; (ii) 23,723 shares of common stock owned by a corporation in which Mr. Wickersham is a director, executive officer and controlling stockholder; (iii) 51,022 shares of common stock owned by a corporation wholly owned by Mr. Wickersham. Mr. Wickersham may be deemed to be the beneficial owner of these shares but he disclaims beneficial ownership of the securities owned by the trust and the shares owned by the corporations except to the extent of his pecuniary interest in such entities.

(14) Includes (i) 121,250 shares of common stock issuable upon exercise of currently exercisable options and options that will become exercisable within 60 days of the date of this table (April 21, 2015); and (ii) 1,500 shares issuable upon exercise of warrants owned by his minor daughter's irrevocable trust.

(15) Includes 48,748 shares of common stock issuable upon exercise of currently exercisable options and options that will become exercisable within 60 days of the date of this table (April 21, 2015).

(16) Includes 20,000 restricted shares that are subject to annual vesting over three years, which commenced in May 2013.

(17) Includes 77,915 shares of common stock issuable upon exercise of currently exercisable options and options that will become exercisable within 60 days of the date of this table (April 21, 2015).

(18) Includes (i) 561,226 shares of common stock issuable upon exercise of currently exercisable stock options and options that will become exercisable within 60 days of the date of this table (April 21, 2015); and (ii) 21,500 shares of common stock issuable upon exercise of outstanding warrants.

WHERE YOU CAN FIND MORE INFORMATION

S&W files annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the SEC's Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates. The SEC also maintains a website that contains reports, proxy statements and other information that S&W files electronically with the SEC. The address of that website is www.sec.gov. You may also obtain copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, our Quarterly Report on Form 10-Q for the period ended December 31, 2014 and these proxy materials on our website, the address for which is www.swseedco.com. Any such documents or reports will be furnished without charge upon written or oral request as follows:

S&W Seed Company
Attn: Secretary
7108 N. Fresno Street, Suite 380
Fresno, California 93720
Telephone: (559) 884-2535
Fax: (559) 255-5457
Email: secretary@swseedco.com

PROXY SOLICITATION

The costs of providing the ability to vote over the Internet and the costs in preparing and mailing this proxy statement and form of proxy card will be paid by us. In addition to soliciting proxies by telephone, Internet and mail, employees of S&W may, at our expense, solicit proxies in person, by telephone, courier service, advertisement, telecopier or other electronic means.

We have retained Georgeson, Inc. as our proxy solicitor to assist in the solicitation of proxies. We will pay Georgeson a fee of approximately $20,000 for its services as proxy solicitor, plus reimbursement of reasonable out-of-pocket expenses incurred by them. S&W will, at its own expense, pay those entities holding S&W common stock in the names of their beneficial owners for their reasonable expenses in delivering proxy solicitation materials to their beneficial owners, including objecting beneficial owners.

HOUSEHOLDING OF PROXY MATERIALS

Companies and intermediaries (e.g., brokers) are permitted under the SEC's rules to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single management proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be "householding" our proxy materials. Proxy Materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate set of Proxy Materials, please notify your broker, direct your written request to Secretary, S&W Seed Company, 7108 N. Fresno Street, Suite 380, Fresno, CA 93720, or contact Transfer Online, Inc. at (503) 227-2950. Stockholders who currently receive multiple copies of the Proxy Materials at their address and would like to request "householding" of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The independent registered public accounting firm that audits S&W's financial statements is M&K CPAS, PLLC, whose offices are located at 4100 North Sam Houston Parkway, Houston, TX 77086. No representative from M&K CPAS will be present at the Special Meeting, so there will be no statement made by our auditors and no opportunity to ask questions of our auditors.

The transfer agent and registrar for S&W's common stock is Transfer Online, Inc., which is located at 512 SE Salmon Street, Portland, OR 97214. A representative of Transfer Online will attend the meeting as Inspector of Elections and will tabulate the votes cast.

OTHER MATTERS

If any other matters are properly presented for consideration at the Special Meeting, including, among other things, consideration of a motion to adjourn or postpone the Special Meeting to another time or place in order to solicit additional proxies in favor of the recommendation of the S&W Board, the designated proxyholders intend to vote the shares represented by the proxies appointing them on such matters in their judgment and the authority to do so is included in the proxy.

Under Nevada law, a corporation is not required to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the board fixes a new record date for the adjourned meeting or the meeting date is adjourned to a date more than 60 days later than the date set for the original meeting, in which case a new record date must be fixed and notice given.

EXHIBIT A

February 25, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated January 19, 2015 on our audit of the special purpose combined financial statements of the Alfalfa business of Pioneer Hi-Bred International, Inc., a wholly-owned subsidiary of E. I. du Pont de Nemours and Company, which comprise the special purpose combined statements of assets to be sold and liabilities to be assumed as of September 30, 2014 and December 31, 2013, and the related special purpose combined statements of revenues and direct expenses for the nine months ended September 30, 2014 and for each of the two years in the period ended December 31, 2013 is included in the Preliminary Proxy Statement of S&W Seed Company dated February 25, 2015.

Very truly yours,

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers LLP, Two Commerce Square, 2001 Market Street, Philadelphia, PA 19103
T: (267) 330-3000, F: (267) 330-3300, www.pwc.com/us

SCHEDULE I

SHARE ISSUANCE RESOLUTION

RESOLVED THAT:

The stockholders of S&W Seed Company hereby authorize and approve the issuance of shares of the Company's Common Stock issuable upon conversion of up to $27,000,000 in 8% Senior Secured Convertible Debentures at the applicable conversion price in effect on the date of conversion and upon exercise of up to 2,699,999 Common Stock Purchase Warrants at the applicable exercise price on the date of exercise, plus an indeterminate additional number of shares of the Company's Common Stock that may be issued from time to time in lieu of cash payments of interest, principal redemption or other obligations that may payable in shares at the Company's discretion pursuant to the terms of the Debentures, in each case without giving effect to the conversion cap set forth in the Warrants and the Debentures.

S&W SEED COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 10, 2015

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Mark S. Grewal, Matthew K. Szot and Debra K. Weiner, and any of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of Common Stock of S&W Seed Company that the stockholder(s) would be entitled to vote on all matters that may come before the Special Meeting of Stockholders to be held at 11:00 a.m. Pacific time on April 10, 2015, or at any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card, and the proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

Please complete, sign, date and mail this proxy form in the accompanying envelope, even if you intend to be present at the meeting. You may also grant your Proxy via the Internet by following the instructions below.

VOTE BY INTERNET
It is fast, convenient, and your vote is immediately confirmed and posted.

Proxy ID: ____________________	Security Code: ____________________

Instructions for voting electronically:

1. Read the accompanying Proxy Statement and Proxy Card
2. Go to www.transferonline.com/proxy
3 Enter your Proxy Code and Security Code
4. Press Submit
5. Make your selections
6. Press Submit

YOUR VOTE IS IMPORTANT

(Continued and to be signed and dated on the reverse side)

The Board of Directors recommends a vote FOR Proposal No. 1.

Please mark your proxy as in this example:   ☒

PROPOSAL NO. 1: APPROVAL OF SHARE ISSUANCE PROPOSAL To approve the issuance of S&W Seed Company common stock issuable upon conversion and exercise of up to $27,000,000 in principal amount of 8% Senior Secured Convertible Debentures and Common Stock Purchase Warrants, respectively, which securities were issued in the Debenture Private Placement that closed on December 31, 2014, plus an indeterminate additional number of shares of the Company's Common Stock that may be issued from time to time in lieu of cash payments of interest, principal redemption or other obligations that may payable in shares at the Company's discretion pursuant to the terms of the Debentures.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE SHARE ISSUANCE PROPOSAL.

____________________________________________________
Signature                                                 Date: ______________

Print Name: ________________________________________

____________________________________________________

Signature, if Jointly Held                       Date: ______________

Print Name: ________________________________________

Please sign exactly as your name(s) appear on the Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Address Change? Mark box, sign and indicate changes below: ☐

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on April 10, 2015

We have made available on our website a set of our proxy materials for the Special Meeting. For your convenience, you can access those materials under "April 10, 2015 Special Meeting" on the Investors page of our website at www.swseedco.com but you will not be able to vote on that website.